Exhibit 99.1

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
API Technologies Corp.
We have audited the accompanying consolidated balance sheets of API Technologies Corp. as of November 30, 2013 and 2012, and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity, and cash flows for the years ended November 30, 2013 and 2012, six months ended November 30, 2011 and the year ended May 31, 2011. Our audits also included the financial statement schedule listed in the Index at item 15. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of API Technologies Corp. as of November 30, 2013 and 2012, and the consolidated results of their operations and their cash flows for the years ended November 30, 2013 and 2012, six months ended November 30, 2011 and the year ended May 31, 2011, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), API Technologies Corp.’s internal control over financial reporting as of November 30, 2013, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework) and our report dated February 12, 2014 expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
February 12, 2014

API TECHNOLOGIES CORP.
Consolidated Balance Sheets
(In thousands of dollars, except share data)

	November 30, 2013	November 30, 2012
Assets
Current
Cash and cash equivalents	$6,351	$20,550
Restricted cash (note 4c and 5b)	1,500	700
Accounts receivable, less allowance for doubtful accounts of $697 and $609 at November 30, 2013 and 2012, respectively	39,751	41,624
Inventories, less provision for obsolescence of $12,571 and $7,822 at November 30, 2013 and 2012, respectively (note 7)	58,218	57,863
Deferred income taxes	2,426	1,038
Prepaid expenses and other current assets	2,445	2,560
Current assets of discontinued operations (note 5)	—	13,836
	110,691	138,171
Fixed assets, net (note 8)	35,231	40,075
Fixed assets held for sale (note 2)	150	900
Goodwill (note 9)	116,770	116,770
Intangible assets, net	38,780	47,934
Other non-current assets	2,956	5,760
Long-lived assets of discontinued operations (note 5)	—	43,105
Total assets	$304,578	$392,715
Liabilities, Redeemable Preferred Stock and Shareholders’ Equity
Current
Accounts payable and accrued expenses	$32,217	$39,598
Deferred revenue	3,519	385
Current portion of long-term debt (note 12)	8,155	2,328
Current liabilities of discontinued operations (note 5)	—	1,888
	43,891	44,199
Deferred income taxes	5,517	3,411
Other long-term liabilities (note 13)	1,135	1,048
Long-term debt, net of current portion and discount of $8,100 and $6,570 at November 30, 2013 and 2012, respectively (note 12)	96,606	179,503
	147,149	228,161
Commitments and contingencies (note 20)
Redeemable Preferred Stock
Preferred stock (Series A Mandatorily Redeemable Preferred Stock, $1,042 and $1,000 liquidation preference and 1,000,000 authorized shares, 26,000 and 26,000 shares issued and outstanding at November 30, 2013 and 2012, respectively) (note 14)	26,326	25,581
Shareholders’ equity
Common shares ($0.001 par value, 250,000,000 and 100,000,000 authorized shares, 54,846,071 and 54,764,553 shares issued and outstanding at November 30, 2013 and 2012, respectively)	55	55
Special voting stock ($0.01 par value, 1 share authorized, issued and outstanding at November 30, 2013 and 2012, respectively)	—	—
Additional paid-in capital	327,901	326,973
Common stock subscribed but not issued	2,373	2,373
Accumulated deficit	(200,798)	(192,513)
Accumulated other comprehensive income	1,572	2,085
	131,103	138,973
Total Liabilities, Redeemable Preferred Stock and Shareholders’ Equity	$304,578	$392,715
The accompanying notes are an integral part of these consolidated financial statements.

API TECHNOLOGIES CORP.
Consolidated Statements of Operations and Comprehensive Income (Loss)
(In thousands of dollars, except share data)

	Year ended November 30, 2013	Year ended November 30, 2012	Six months ended November 30, 2011	Year ended May 31, 2011
Revenue, net	$244,300	$242,381	$124,317	$96,045
Cost of revenues
Cost of revenues	192,279	186,209	94,702	77,538
Restructuring charges (note 21)	1,405	9,742	130	1,731
Total cost of revenues	193,684	195,951	94,832	79,269
Gross profit	50,616	46,430	29,485	16,776
Operating expenses
General and administrative	25,873	24,957	11,478	15,499
Selling expenses	15,015	14,440	7,169	5,569
Research and development	9,190	9,610	4,596	1,885
Business acquisition and related charges	849	4,027	638	12,798
Restructuring charges (note 21)	1,212	7,337	1,628	2,802
Total operating expenses	52,139	60,371	25,509	38,553
Operating income (loss)	(1,523)	(13,941)	3,976	(21,777)
Other expense (income), net
Goodwill impairment	—	107,495	—	—
Interest expense, net	14,208	16,209	6,987	3,281
Amortization of note discounts and deferred financing costs	13,020	15,684	1,125	2,776
Other expense (income), net	(14)	813	179	(1,175)
	27,214	140,201	8,291	4,882
Loss from continuing operations before income taxes	(28,737)	(154,142)	(4,315)	(26,659)
Expense (benefit) for income taxes	(5,335)	(5,307)	(10,987)	(2,680)
Income (loss) from continuing operations	(23,402)	(148,835)	6,672	(23,979)
Income (loss) from discontinued operations, net of tax	16,174	132	1,212	(2,238)
Net income (loss)	$(7,228)	$(148,703)	$7,884	$(26,217)
Accretion on preferred stock	(1,057)	—	—	—
Net income (loss) attributable to common shareholders	$(8,285)	$(148,703)	$7,884	$(26,217)
Income (loss) per share from continuing operations—Basic and diluted	$(0.44)	$(2.69)	$0.13	$(1.16)
Income (loss) per share from discontinued operations—Basic and diluted	$0.29	$—	$0.02	$(0.11)
Net income (loss) per share—Basic and diluted	$(0.15)	$(2.69)	$0.15	$(1.27)
Weighted average shares outstanding
Basic	55,405,764	55,314,263	53,790,766	20,657,757
Diluted	55,405,764	55,314,263	53,802,763	20,657,757
Comprehensive income (loss) Unrealized foreign currency translation adjustment	$(513)	$1,914	$(115)	$107
Realized gain on marketable securities – net of taxes	—	—	—	(286)
Other comprehensive income (loss)	(513)	1,914	(115)	(179)
Comprehensive income (loss)	$(7,741)	$(146,789)	$7,769	$(26,396)
The accompanying notes are an integral part of these consolidated financial statements.

API TECHNOLOGIES CORP.
Consolidated Statement of Changes in Shareholders’ Equity
(In thousands of dollars, except share data)

	Common stock-number of shares	Common shares amount	Additional paid-in capital	Common shares subscribed but not issued	Accumulated Deficit	Accumulated other comprehensive income (loss)	Total shareholders’ equity
Balance at May 31, 2010	8,211,319	$8	$41,569	$2,373	$(25,477)	$465	$18,938
Share-based compensation expense	—	—	2,301	—	—	—	2,301
Shares issued as compensation	159,981	—	1,203	—	—	—	1,203
Share repurchases	(35,544)	—	(148)	—	—	—	(148)
Shares issued from conversion of Convertible debt	1,216,667	1	3,649	—	—	—	3,650
Shares issued to Parent as part of Merger	22,000,000	22	133,078	—	—	—	133,100
Fair value of options from Merger	—	—	3,540	—	—	—	3,540
Shares issued as part of Private Placement	17,589,855	18	105,521	—	—	—	105,539
Net loss for the period	—	—	—	—	(26,217)	—	(26,217)
Foreign currency translation adjustment	—	—	—	—	—	107	107
Realized gain on marketable securities—net of taxes	—	—	—	—	—	(286)	(286)
Total comprehensive loss							(26,396)
Balance at May 31, 2011	49,142,278	$49	$290,713	$2,373	$(51,694)	$286	$241,727
The accompanying notes are an integral part of these consolidated financial statements.

API TECHNOLOGIES CORP.
Consolidated Statements of Changes in Shareholders’ Equity—continued
(In thousands of dollars, except share data)

	Common stock-number of shares	Common shares amount	Additional paid-in capital	Common shares subscribed but not issued	Accumulated Deficit	Accumulated other comprehensive income (loss)	Total shareholders’ equity
Balance at May 31, 2011	49,142,278	$49	$290,713	$2,373	$(51,694)	$286	$241,727
Shares exchanged for subsidiary exchangeable shares and shares subject to issuance in connection with plan of arrangement (see Note 16)	1,598	—	—	—	—	—	—
Share-based compensation expense	—	—	174	—	—	—	174
Shares issued as part of Private Placement (Note 16)	5,091,958	6	29,942	—	—	—	29,948
Stock issued from stock option exercises (Note 17)	332,550	—	1,846	—	—	—	1,846
Net income for the period	—	—	—	—	7,884	—	7,884
Foreign currency translation adjustment	—	—	—	—	—	(115)	(115)
Total comprehensive income							7,769
Balance at November 30, 2011	54,568,384	$55	$322,675	$2,373	$(43,810)	$171	$281,464

The accompanying notes are an integral part of these consolidated financial statements.

API Technologies Corp.
Consolidated Statements of Changes in Redeemable Preferred Stock and  Shareholders’ Equity—continued
(In thousands of dollars, except share data)

	Preferred Stock-number of shares	Preferred stock amount	Common stock-number of shares	Common stock amount	Additional paid-in capital	Common stock subscribed but not issued	Accumulated deficit	Accumulated other comprehensive income	Total shareholders’ equity
Balance at November 30, 2011	—	$—	54,568,384	$55	$322,675	$2,373	$(43,810)	$171	$281,464
Series A Mandatorily Redeemable Preferred Stock (see Note 14)	26,000	26,268	—	—	—	—	—	—	—
Accrued dividend in kind (effective) on Series A Mandatorily Redeemable Preferred Stock (see Note 14)	—	(687)	—	—	—	—	—	—	—
Stock exchanged for subsidiary exchangeable shares and stock subject to issuance in connection with plan of arrangement (see Note 16)	—	—	20,833	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	1,550	—	—	—	1,550
Stock issued as compensation	—	—	227,477	—	674	—	—	—	674
Stock withheld for taxes	—	—	(52,141)	—	(198)	—	—	—	(198)
Amounts related to beneficial conversion features and embedded derivatives on Convertible Notes and Preferred stock (note 14)	—	—	—	—	2,272	—	—	—	2,272
Net loss for the period	—	—	—	—	—	—	(148,703)	—	(148,703)
Foreign currency translation adjustment	—	—	—	—	—	—	—	1,914	1,914
Total comprehensive loss	—	—	—	—	—	—	—	—	(146,789)
Balance at November 30, 2012	26,000	$25,581	54,764,553	$55	$326,973	$2,373	$(192,513)	$2,085	$138,973
The accompanying notes are an integral part of these consolidated financial statements.

API Technologies Corp.
Consolidated Statements of Changes in Redeemable Preferred Stock and  Shareholders’ Equity—continued
(In thousands of dollars, except share data)

	Preferred Stock-number of shares	Preferred stock amount	Common stock-number of shares	Common stock amount	Additional paid-in capital	Common stock subscribed but not issued	Accumulated deficit	Accumulated other comprehensive income	Total shareholders’ equity
Balance at November 30, 2012	26,000	$25,581	54,764,553	$55	$326,973	$2,373	$(192,513)	$2,085	$138,973
Accretion on Redeemable Preferred Stock (Dividends see Note 14)	—	(312)	—	—	—	—	—	—	—
Accrued dividend in kind (effective) on Series A Mandatorily Redeemable Preferred Stock (see Note 14)	—	1,057	—	—	—	—	(1,057)	—	(1,057)
Stock exchanged for subsidiary exchangeable shares and stock subject to issuance in connection with plan of arrangement (see Note 16)	—	—	22,916	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	928	—	—	—	928
Stock issued as compensation	—	—	72,333	—	—	—	—	—	—
Stock withheld for taxes	—	—	(13,731)	—	—	—	—	—	—
Net loss for the period	—	—	—	—	—	—	(7,228)	—	(7,228)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(513)	(513)
Total comprehensive loss	—	—	—	—	—	—	—	—	(7,741)
Balance at November 30, 2013	26,000	$26,326	54,846,071	$55	$327,901	$2,373	$(200,798)	$1,572	$131,103
The accompanying notes are an integral part of these consolidated financial statements.

API TECHNOLOGIES CORP.
Consolidated Statements of Cash Flows
(In thousands of dollars, except share data)

	Year Ended Nov. 30, 2013	Year Ended Nov. 30, 2012	Six Months Ended Nov. 30, 2011	Year Ended May 31, 2011
Cash flows from operating activities
Net income (loss)	$(7,228)	$(148,703)	$7,884	$(26,217)
Less: (Gain) loss from discontinued operations	(16,174)	(132)	(1,212)	2,238
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	17,130	16,945	7,817	2,369
Amortization of note discounts and deferred financing costs	2,743	3,040	1,125	511
Amortization of note discounts due to debt extinguishment	10,277	12,644	—	2,776
Goodwill impairment	—	107,495	—	—
Write down of fixed assets	—	2,821	—	461
Stock based compensation, net	928	2,224	173	3,504
Accrued income tax- discontinued operations	(9,189)	—	—	—
Gain on sale of marketable securities	—	—	—	(322)
Gain on sale of fixed assets	—	(93)	—	(916)
Deferred income taxes	927	(3,274)	(10,896)	(2,692)
Changes in operating assets and liabilities, net of business acquisitions
Accounts receivable	1,847	12,623	(6,932)	3,422
Inventories	(457)	9,809	(2,876)	15,955
Prepaid expenses and other current assets	113	(913)	1,269	617
Accounts payable and accrued expenses	(4,663)	(9,805)	976	(965)
Deferred revenue	(1,196)	(1,863)	101	(8,263)
Net cash provided (used) by continuing activities	(4,942)	2,818	(2,571)	(7,522)
Net cash provided (used) by discontinued operations	2,639	6,158	966	(2,108)
Net cash provided (used) by operating activities	(2,303)	8,976	(1,605)	(9,630)
Cash flows from investing activities
Purchase of fixed assets	(2,473)	(1,139)	(1,206)	(1,855)
Purchase of intangible assets	(732)	(1,296)	(564)	—
Proceeds from disposal of fixed assets	739	32	—	1,724
Proceeds from sale of marketable securities	—	—	—	324
Net proceeds from sale of sensors & data bus	80,497	—	—	—
Business acquisitions net of cash acquired of $nil, $3,045, $7,141, and $32,353 (note 4)	(2,413)	(29,052)	(273,623)	32,354
Restricted cash (note 4c and 5b)	(800)	—	(700)	—
Discontinued operations (note 5)	(17)	358	(118)	1,895
Net cash provided (used) by investing activities	74,801	(31,097)	(276,211)	34,442
Cash flows from financing activities
Proceeds from issuance of common shares and share application	—	—	31,795	105,539
Repurchase and retirement of common shares	—	—	—	(148)
Short-term borrowings (repayment)	—	—	(4,372)	3,674
Repayment of long-term debt	(317,622)	(2,192)	(1,104)	(30,171)
Discontinued operations (note 5)	—	4	(4)	(5)
Net proceeds—long-term debt (note 12)	230,381	29,161	158,952	—
Net cash provided by (used by) financing activities	(87,241)	26,973	185,267	78,889
Effect of exchange rate on cash and cash equivalents	559	(7)	(178)	204
Net change in cash and cash equivalents	(14,184)	4,845	(92,727)	103,905
Cash and cash equivalents, beginning of period—continuing operations	20,550	15,628	108,238	4,496
Cash and cash equivalents, beginning of period—discontinued operations	(15)	62	179	16
Cash and cash equivalents, beginning of period	20,535	15,690	108,417	4,512
Cash and cash equivalents, end of period	$6,351	$20,535	$15,690	$108,417
Less: cash and cash equivalents of discontinued operations, end of period	—	(15)	62	179
Cash and cash equivalents of continuing operations, end of period	$6,351	$20,550	$15,628	$108,238
The accompanying notes are an integral part of these consolidated financial statements.

API Technologies Corp.
Notes to Consolidated Financial Statements
Dollar Amounts in Thousands, Except Per Share Data
1. NATURE OF BUSINESS AND BASIS OF PRESENTATION
Nature of Business
API Technologies Corp. (“API”, and together with its subsidiaries, the “Company”) designs, develops and manufactures high reliability engineered solutions, RF, power systems management technology, systems, secure communications and electronic components for military and aerospace applications, including mission critical information systems and technologies.
On July 5, 2013, the Company entered into an agreement (the “APA”) with ILC Industries, LLC (“Parent”) and Data Device Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (the “Purchaser”) pursuant to which the Company sold to the Purchaser certain assets comprising the Company’s data bus business (“Data Bus”) in the U.S. and the U.K., including substantially all of the assets of the Company’s wholly owned subsidiary, National Hybrid, Inc., a New York corporation (the “Asset Sale”). The Purchaser paid the Company approximately $32,150 in cash for the assets, after certain adjustments based on closing inventory values as set forth in the APA and customary indemnification provisions. Substantially all of the proceeds from the Asset Sale were used to repay certain of the Company’s outstanding debt.
On April 17, 2013, the Company sold all of the issued and outstanding shares of capital stock or other equity interests of Spectrum Sensors and Controls, Inc., a Pennsylvania corporation (“Sub 1”), Spectrum Sensors and Controls, LLC, a California limited liability company (“Sub 2”), and Spectrum Sensors and Controls, Inc., an Ohio corporation (“Sub 3” and together with Sub 1 and Sub 2, “Sensors”), for gross cash proceeds of approximately $51,350. Of this amount, $1,500 was placed into an escrow account for 12 months to secure any indemnification claims made by the purchaser against the sellers, API and Spectrum Control, Inc. (“Spectrum”), a wholly owned subsidiary of API.
On March 22, 2012, API completed the acquisition, through its UK-based subsidiary API Technologies (UK) Limited (“API UK”), of the entire issued share capital of C-MAC Aerospace Limited (“C-MAC”), for a total purchase price of £20,950 pounds sterling (approximately $33,000 USD), including the assumption of C-MAC’s loan facility (see Note 4a). C-MAC is a leading provider of high-reliability electronic systems, modules, and components to the defense, aerospace, space, industrial and energy sectors.
On March 19, 2012 API completed the acquisition of substantially all of the assets of RTI Electronics (“RTIE”) for a total purchase price of $2,295, with $1,500 payable in cash at closing and the remainder pursuant to a $795 Promissory Note payable in 24 equal monthly installments (see Note 4b). Based in Anaheim, California, RTIE is a leading manufacturer of passive electronic components, including thermistors, film capacitors, magnetic transformers and inductors, and audio power conditioning units. RTIE had revenues for the year ended December 31, 2011 of approximately $5,300 from a diverse Fortune 500 customer base spanning the audio, defense, aerospace, and industrial markets.
Basis of Presentation
On June 3, 2011, our Board of Directors approved a change in our fiscal year end from May 31 to November 30, with the change to the reporting cycle beginning December 1, 2011. In this Annual Report on Form 10-K the year December 1, 2012 to November 30, 2013 is sometimes referred to as fiscal 2013, the year December 1, 2011 to November 30, 2012 is sometimes referred to as fiscal 2012 and the six-month transition period ended on November 30, 2011 is sometimes referred to as the “Transition Period.” The unaudited comparative information for the year ended November 30, 2011 (unaudited) and the six months ended November 30, 2010 (unaudited), are presented in Note 24. The year ended May 31, 2011 reflects the twelve month results of that year.

API Technologies Corp.
Notes to Consolidated Financial Statements
Dollar Amounts in Thousands, Except Per Share Data

The audited consolidated financial statements include the accounts of API and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. There are no other entities controlled by the Company, either directly or indirectly. The financial statements are presented in conformity with United States generally accepted accounting principles.
On December 28, 2010, API effected a 1-for-4 reverse share split of its common shares. Each shareholder of record at the close of business on December 28, 2010 received one share for every four outstanding shares held on that date. All the references to number of shares, options and warrants presented in these consolidated financial statements have been adjusted to reflect the post split number of shares of common stock.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation
The consolidated financial statements include the accounts of API, together with its wholly-owned subsidiaries. All significant inter-company transactions and balances have been eliminated upon consolidation.
Accounting estimates
The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts in the consolidated financial statements, and the disclosures made in the accompanying notes. Examples of estimates include the provisions made for bad debts and obsolete inventory, estimates associated with annual goodwill impairment tests, and estimates of deferred income tax and liabilities. The Company also uses estimates when assessing fair values of assets and liabilities acquired in business acquisitions as well as any fair value and any related impairment charges related to the carrying value of machinery and equipment, other long-lived assets, fixed assets held for sale and discontinued operations. The Company also uses estimates in determining the remaining economic lives of long-lived assets. In addition, the Company uses assumptions when employing the Black-Scholes valuation model to estimate the fair value of share options. Despite the Company’s intention to establish accurate estimates and use reasonable assumptions, actual results may differ from these estimates.
Cash and Cash Equivalents
Cash and cash equivalents consist of cash on hand, bank balances and investments in money market instruments with original maturities of three months or less.
Marketable Securities
The Company’s investments in marketable equity securities were classified as available for sale. Securities available for sale were carried at fair value using a market participant approach, with any unrealized holding gains and losses, net of income taxes, reported as a component of accumulated other comprehensive income (loss). Marketable equity and debt securities available for sale were classified in the consolidated balance sheets as current assets. In April 2011, the Company realized a gain of approximately $323 on the sale of marketable equity securities. Gross unrealized holding gains amounted to $0 at November 30, 2013 and 2012.
The cost of each specific security sold is used to compute realized gains or losses on the sale of securities available for sale.

API Technologies Corp.
Notes to Consolidated Financial Statements
Dollar Amounts in Thousands, Except Per Share Data

Inventories
Inventories, which include materials, labor, and manufacturing overhead, are stated at the lower of cost (on a first-in, first-out basis) or net realizable value. The Company records a provision for both excess and obsolete inventory when write-downs or write-offs are identified. The inventory valuation is based upon assumptions about future demand, product mix and possible alternative uses.
The Company periodically reviews and analyzes its inventory management systems, and conducts inventory impairment testing on an annual basis.
Fixed Assets
Fixed assets are recorded at cost less accumulated depreciation and are depreciated using the straight-line method over the following periods:

Buildings and leasehold improvements	5-40 years
Computer equipment	3-5 years
Furniture and fixtures	5-8 years
Machinery and equipment	5-10 years
Vehicles	3 years
Betterments are capitalized and amortized by the Company, using the same amortization basis as the underlying assets over the remaining useful life of the original asset. Betterments include renovations, major repairs and upgrades that increase the service of a fixed asset and extend the useful life. Gains and losses on depreciable assets retired or sold are recognized in the consolidated statements of operations in the year of disposal. Repairs and maintenance expenditures are expensed as incurred.
Fixed Assets Held for Sale
Certain fixed assets held for sale from within our SSC segment have been classified as held for sale in the consolidated balance sheets. The Company estimated the fair value of the net assets to be sold at approximately $150 at November 30, 2013 compared to $900 at November 30, 2012. On March 14, 2013, the Company sold certain land and a building in Palm Bay, Florida from the Spectrum acquisition for net proceeds of $739. This land and building were part of the fixed assets held for sale reported at November 30, 2012.
Discontinued Operations
Components of the Company that have been disposed of are reported as discontinued operations. The assets and liabilities relating to the Company’s Data Bus business and Sensors companies have been reclassified as discontinued operations in the consolidated balance sheets for fiscal 2012 and the results of operations of Data Bus and Sensors for the current and prior periods are reported as discontinued operations (Note 5) and not included in the continuing operations.
Goodwill and Intangible Assets
Goodwill and intangible assets result primarily from business acquisitions accounted for under the purchase method. Goodwill and intangible assets with indefinite lives are not amortized but are subject to impairment by

API Technologies Corp.
Notes to Consolidated Financial Statements
Dollar Amounts in Thousands, Except Per Share Data

applying a fair value based test. The Company completes an annual (or more often if impairment indicators arise under the applicable accounting guidance) impairment assessment of its goodwill on a reporting unit level. The Company’s annual impairment test for goodwill is September 1st.
The Company has three reporting units: (i) SSC, (ii) EMS, and (iii) SSIA. The goodwill in the consolidated financial statements relates to the acquisition of RTIE in March 2012, C-MAC in March 2012, Commercial Microwave Technology, Inc. (“CMT”) in November 2011, Spectrum in June 2011, and SenDEC Corp. (“SenDEC”) in January 2011. All of the goodwill relates to our SSC reporting unit, except for the goodwill associated with SenDEC, which relates to the EMS reporting unit. Goodwill represents the excess of the purchase price of acquired companies over the estimated fair value assigned to the individual assets acquired and liabilities assumed.
A two-step test is performed to assess goodwill impairment. First, the fair value of each reporting unit is compared to its carrying value. The fair value is determined based on a market approach as well as the discounted future cash flows of the subsidiary carrying the goodwill. If the calculated fair value exceeds the carrying value of the assets, goodwill is not impaired and no further testing is performed. The second step is performed if the carrying value exceeds the fair value of the goodwill. If the carrying value of the reporting unit’s goodwill exceeds its implied fair value, an impairment loss equal to the difference is recorded.
As at May 31, 2012, given lower than projected revenues and the Company’s outlook for the EMS segment, the Company determined that the appropriate triggers had been reached to perform an impairment test beyond the annual goodwill impairment test. The Company performed the first step of the goodwill impairment assessment and the carrying value of the assets exceeded the fair value. As a result of the analysis, the Company recorded a write-down of $107,495.
As at April 17, 2013, given the sale of Sensors, which was part of the SSC segment, the Company determined that the appropriate triggers had been reached to perform an impairment test beyond the annual goodwill impairment test. The Company performed the first step of the goodwill impairment assessment and the fair value of the assets exceeded the carrying value of the assets and determined that an impairment of goodwill had not occurred.
As at July 5, 2013, given the sale of Data Bus, which also was part of the SSC segment, the Company determined that the appropriate triggers had been reached to perform an impairment test beyond the annual goodwill impairment test. The Company performed the first step of the goodwill impairment assessment and the fair value of the assets exceeded the carrying value of the assets and determined that an impairment of goodwill had not occurred.
Following the required accounting guidance, the Company performed the first step of the two-step test method based on an income approach and a market approach on September 1, 2013. The respective reporting units’ future cash flows exceeded the carrying value of the underlying assets and therefore goodwill was not impaired and no further testing was required for the year ending November 30, 2013.

API Technologies Corp.
Notes to Consolidated Financial Statements
Dollar Amounts in Thousands, Except Per Share Data

Intangible assets that have a finite life are amortized using the following basis over the following period:

Non-compete agreements	Straight line over 5 years

Computer software	Straight line over 3-5 years

Customer related intangibles	Straight line or the pattern in which the economic benefits are expected to be realized, over an estimated life of 4-15 years

Marketing related intangibles	The pattern in which the economic benefits are expected to be realized, over an estimated life of 3-10 years

Technology related intangibles	The pattern in which the economic benefits are expected to be realized, over an estimated life of 10 years
Long-Lived Assets
The Company periodically evaluates the net realizable values of long-lived assets, principally identifiable intangibles and capital assets, for potential impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable, as determined based on the estimated future undiscounted cash flows. If such assets were considered to be impaired, the carrying value of the related assets would be reduced to their estimated fair value.
Income taxes
Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial reporting and tax bases of assets and liabilities and available net operating loss carry forwards. A valuation allowance is established to reduce tax assets if it is more likely than not that all or some portions of such tax assets will not be realized.
The Company’s valuation allowance was recorded on the deferred tax assets to provide for a reasonable provision, which in the Company’s estimation is more likely than not that all or some portions of such tax assets will not be realized. In determining the adequacy of the valuation allowance, the Company applied the authoritative guidance, and considered such factors as (i) which subsidiaries were producing income and which subsidiaries were producing losses and (ii) temporary differences occurring from depreciation and amortization which the Company expects to increase the taxable income over future periods.
The Company follows the guidance concerning accounting for uncertainty in income taxes, which clarifies the accounting and disclosure for uncertainty in tax positions. The guidance requires that the Company determine whether it is more likely than not that a tax position will not be sustained upon examination by the appropriate taxing authority. If a tax position does not meet the more likely than not recognition criterion, the guidance requires that the tax position be measured at the largest amount of benefit greater than 50 percent not likely of being sustained upon ultimate settlement.
Based on the Company’s evaluation, management has concluded that there are no significant uncertain tax positions requiring recognition in the consolidated financial statements or adjustments to deferred tax assets and related valuation allowance. Open tax years include the tax years ended May 31, 2008 through November 30, 2013.

API Technologies Corp.
Notes to Consolidated Financial Statements
Dollar Amounts in Thousands, Except Per Share Data

The Company from time to time has been assessed interest or penalties by major tax jurisdictions, however such assessments historically have been minimal and immaterial to our financial results. If the Company receives an assessment for interest and/or penalties, it would be classified in the consolidated financial statements as general and administrative expense.
Revenue Recognition
The Company recognizes non-contract revenue when it is realized or realizable and earned. The Company considers non-contract revenue realized or realizable and earned when it has persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable, and collectability is reasonably assured. Delivery is not considered to have occurred until products have been shipped and risk of loss and ownership has transferred to the client. Revenue from production-type contracts, which represents less than one per cent of total revenue, is recognized using the percentage of completion method. The degree of completion is determined based on costs incurred, excluding costs that are not representative of progress to completion, as a percentage of total costs anticipated for each contract. A provision is made for losses on contracts in progress when such losses first become known. Revisions in cost and profit estimates, which can be significant, are reflected in the accounting period in which the relevant facts become known. Revenue from contracts under the percentage of completion method is not significant to the financial statements.
Deferred Revenue
The Company defers revenue when payment is received in advance of the service or product being shipped or delivered, including transition services agreements related to discontinued operations. For some of the larger government contracts, the Company will bill upon meeting certain milestones. These milestones are established by the customer and are specific to each contract. Unearned revenue is recorded as deferred revenue. The Company generally recognizes revenue on these larger government contracts when items are shipped.
Warranty
The Company provides up to a one-year product defect warranty on various products from the date of sale. Historically, warranty costs have been nominal and have been within management’s expectations. The Company has accrued approximately $415 and $284, in warranty liability as of November 30, 2013 and 2012, respectively, which has been included in accounts payable and accrued expenses.
Shipping and Handling
Shipping and handling costs are expensed as incurred and included in cost of revenues.
Sales Taxes
The Company records sales tax on the sale of its products as a liability, and does not include such amounts in revenue.
Research and Development
Research and development costs are expensed when incurred.

API Technologies Corp.
Notes to Consolidated Financial Statements
Dollar Amounts in Thousands, Except Per Share Data

Advertising Costs
Advertising costs are expensed as incurred and were $574, $647, $218, and $143 for the years ended November 30, 2013, November 30, 2012, the six months ended November 30, 2011 and the year ended May 31, 2011, respectively.
Stock-Based Compensation
The Company follows the authoritative guidance for accounting for stock-based compensation. The guidance requires that new, modified and unvested stock-based payment transactions with employees, such as grants of stock options, restricted stock units (“RSUs”) and restricted stock, be recognized in the financial statements based on their fair value at the grant date and recognized as compensation expense over their vesting periods. Stock-based compensation cost for RSUs is measured based on the closing fair market value of the Company’s common stock on the date of grant. The fair value of each option granted is estimated on the grant date using the Black-Scholes option pricing model which takes into account as of the grant date the exercise price and expected life of the option, the current price of the underlying shares and its expected volatility, expected dividends on the shares and the risk-free interest rate for the term of the option.
Foreign Currency Translation and Transactions
The Company’s functional currency is United States dollars and the consolidated financial statements are stated in United States dollars, “the reporting currency.” Integrated operations have been translated from various foreign currencies (Canadian dollars, British Pounds Sterling, Chinese Yuan, Euros, and Mexican Pesos) into United States dollars at the period-end exchange rate for monetary balance sheet items, the historical rate for fixed assets and shareholders’ equity, and the average exchange rate for the year for revenues, expenses, gains and losses. The gains or losses on translation are included as a component of other comprehensive income (loss) for the period.
Receivables and Credit Policies
Accounts receivable are non-interest bearing, uncollateralized customer obligations. Accounts receivable are stated at the amounts billed to the customer. Customer account balances with invoices over 90 days old are considered delinquent. Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices. The carrying amount of accounts receivable is reduced by a valuation allowance that reflects management’s estimate of the amounts that will not be collected.
Financial Instruments
The fair values of financial instruments including cash and cash equivalents, accounts receivable, accounts payable, and short-term borrowings approximate their carrying values due to the short-term nature of these instruments. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest rate, currency or credit risks arising from its financial instruments. The recorded value of long-term debt approximates the fair value of the debt as the terms and rates approximate market rates.
In the ordinary course of business, the Company carries out transactions in various foreign currencies (Canadian Dollars, British Pounds Sterling, Chinese Yuan, Euros, and Mexican Pesos) included in the Company’s cash, accounts receivable, accounts payable, bank indebtedness, as well as a mortgage loan. The translation adjustments related to these accounts have been reflected as a component of comprehensive income. Currently, the Company does not maintain a foreign currency hedging program.

API Technologies Corp.
Notes to Consolidated Financial Statements
Dollar Amounts in Thousands, Except Per Share Data

Derivative Liabilities
Fair value accounting requires bifurcation of embedded derivative instruments of convertible debt or equity instruments, and measurement of their fair value for accounting purposes. The Company’s embedded derivative instruments such as put and call features, make whole provisions and default interest and dividend rates in the convertible note and convertible preferred stock are measured at fair value using the discounted cash flows model by taking the present value of probability weighted cash flow scenarios. Derivative liabilities are adjusted to reflect fair value at the end of each reporting period, with any change in the fair value being recorded in results of operations as Other expense (income), net.
Debt Issuance Costs and Long-term Debt Discount
Fees paid to obtain debt financing or amendments under such debt financing are treated as debt issuance costs and are capitalized and amortized over the life of the debt using the effective interest method. These payments are shown as a financing activity on the consolidated statement of cash flows and are shown as other non-current assets in the consolidated balance sheets.
In accordance with accounting standards the Company recognized the value of detachable warrants issued in conjunction with the issuance of the secured promissory notes and the modification of the convertible promissory notes. The Company valued the warrants using the Black-Scholes pricing model. The Company recorded the warrant relative fair value as an increase to additional paid-in capital and a discount against the related debt. The discount attributed to the value of the warrants was being amortized over the term of the underlying debt using the effective interest method and was written off when the related debt was extinguished.
The Company may record debt and equity discounts in connection with raising funds through the issuance of convertible notes or equity instruments. These discounts may arise from (i) the receipt of proceeds less than the face value of the convertible notes or equity instruments, (ii) beneficial conversion features and/or (iii) recording derivative liabilities related to embedded features. These costs are amortized over the life of the debt to interest expense utilizing the effective interest method. If a conversion of the underlying debt occurs, a proportionate share of the unamortized discount is immediately expensed.
Concentration of Credit Risk
The Company maintains cash balances, at times, with financial institutions, which are in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC), Canadian Deposit Insurance Corporation (CDIC) and Financial Services Compensation Scheme (FSCS in the United Kingdom). Management monitors the soundness of these institutions and has not experienced any collection losses with these institutions.
The US, Canadian and United Kingdom Governments’ Departments of Defense (directly and through subcontractors) accounts for approximately 47%, 2% and 9% of the Company’s revenues for the year ended November 30, 2013, 45%, 2% and 9% of the Company’s revenues for the year ended November 30, 2012, 50%, 1% and 4% of the Company’s revenues for the six months ended November 30, 2011, and 71%, 6% and 6% of the Company’s revenues for the year ended May 31, 2011. One of the U.S. customers, a defense prime contractor, represented approximately 8% of revenues for the year ended November 30, 2013 (7% for the year ended November 30, 2012, 8% for the six months ended November 30, 2011, and 21% for the year ended May 31, 2011, respectively). The same customer represented 5% and 6% of accounts receivable as of November 30, 2013 and 2012, respectively. A loss of a significant customer could adversely impact the future operations of the Company.

API Technologies Corp.
Notes to Consolidated Financial Statements
Dollar Amounts in Thousands, Except Per Share Data

Earnings (Loss) per Share of Common Stock
Basic earnings per share of common stock is computed by dividing income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share of common stock gives effect to all dilutive potential shares of common stock outstanding during the period. The computation of diluted earnings per share does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on earnings per share (Note 19).
Comprehensive Income (Loss)
Comprehensive income (loss), which includes foreign currency translation adjustments and unrealized gains on marketable securities, is shown below the Consolidated Statement of Operations.
Comparative Reclassifications
Certain amounts from the year ended November 30, 2012, the six months ended November 30, 2011 and the year ended May 31, 2011 have been reclassified to conform to the November 30, 2013 financial statement presentation. The reclassifications related to the restatement of discontinued operations (see Note 5) and a change in the consolidated Balance Sheet as of November 30, 2012. The Company has corrected the presentation of payments made to the lenders at the time the debt was incurred by reflecting $3,584 as a reduction in long-term debt rather than other long-term assets, as previously reported. This immaterial change in classification of the amounts paid to the lenders of long-term debt had no impact on previously reported Statements of Operations and Statements of Cash Flows in any annual or interim periods.
3. EFFECTS OF RECENT ACCOUNTING PRONOUNCEMENTS
Recently Adopted Accounting Pronouncements
During the second quarter of 2011, the FASB issued guidance that provides two alternatives for the presentation of other comprehensive income, either (i) present items of net income and other comprehensive income in one continuous statement, referred to as the statement of comprehensive income or (ii) present items of other comprehensive income in a separate statement immediately following the statement of net income. Under either presentation method, amounts reclassified from other comprehensive income to net income and totals for net income, other comprehensive income, and comprehensive income will be presented. This guidance does not change the items that are reported in net income and other comprehensive income or the calculation of earnings per share. The Company adopted this guidance effective December 1, 2012, and included retrospective application for all periods presented.
4. ACQUISITIONS
a) C-MAC
On March 22, 2012, the Company completed the acquisition, through its UK-based subsidiary API UK, of the entire issued share capital of C-MAC, for a total purchase price of £20,950 pounds sterling (approximately $33,000 USD), consisting of i) the payment at closing of £19,250 pounds sterling (approximately $30,300 USD) and ii) the assumption of C-MAC’s term loan facility of £1,700 pounds sterling (approximately $2,700 USD) (see Note 12c). C-MAC is a leading provider of high-reliability electronic systems, modules, and components to the defense, aerospace, space, industrial and energy sectors. The acquisition expands the Company’s RF and Microwave and microelectronics capabilities and the Company believes that additional revenue opportunities

API Technologies Corp.
Notes to Consolidated Financial Statements
Dollar Amounts in Thousands, Except Per Share Data

will be generated through cross selling, C-MAC’s European based operation and API’s expansion into international markets. These factors contributed to a purchase price resulting in the recognition of goodwill.
The Company has accounted for the acquisition using the purchase method of accounting in accordance with the guidance on business combinations. The Company also incurred legal costs, reorganization charges and professional fees in connection with the acquisition of approximately $1,586 as of November 30, 2012. These expenses have been accounted for as operating expenses. The results of operations of C-MAC have been included in the Company’s results of operations beginning on March 22, 2012.
Accounting guidance requires that identifiable assets acquired and liabilities assumed be reported at fair value as of the acquisition date of a business combination. Assets and liabilities acquired were as follows:

(in thousands)
Cash	$3,045
Accounts receivable and other current assets	6,182
Inventory	7,235
Fixed assets	5,432
Customer, marketing and technology related intangible assets	7,848
Goodwill	11,364
Current liabilities	(4,614)
Long-term liabilities	(3,265)

Fair value of net assets acquired	$33,227

The fair value of C-MAC exceeded the underlying fair value of all net assets acquired, giving rise to the goodwill. The resulting goodwill will be non-deductible for tax purposes. Customer, marketing and technology related intangibles are amortized based on the pattern in which the economic benefits are expected to be realized, over estimated lives of three to ten years.
Revenues and net loss of C-MAC for the year ended November 30, 2013 were approximately $30,549 and $(2,188), respectively. Revenues and net loss of C-MAC for the period from the acquisition of March 22, 2012 to November 30, 2012 were approximately $25,336 and $(1,403), respectively.
Fixed assets acquired in this transaction consist of the following:

(in thousands)
Land	$155
Buildings and leasehold improvements	1,415
Computer equipment	280
Furniture and fixtures	70
Machinery and equipment	3,504
Vehicles	8

Total fixed assets acquired	$5,432

b) RTIE
On March 19, 2012 the Company completed the acquisition of substantially all of the assets of RTIE for a total purchase price of $2,295, with $1,500 payable in cash at closing and the remainder pursuant to a $795 Promissory Note payable in 24 equal monthly installments. Based in Anaheim, California, RTIE is a leading

API Technologies Corp.
Notes to Consolidated Financial Statements
Dollar Amounts in Thousands, Except Per Share Data

manufacturer of passive electronic components, including thermistors, film capacitors, magnetic transformers and inductors, and audio power conditioning units. RTIE had revenues for the year ended December 31, 2011 of approximately $5,300 from a diverse Fortune 500 customer base spanning the audio, defense, aerospace, and industrial markets. The acquisition expands the Company’s RF and Microwave capabilities and the Company believes that its low-cost manufacturing capabilities and established sales channels will provide additional revenue opportunities and improved profitability for RTIE products. These factors contributed to a purchase price resulting in the recognition of goodwill.
The Company has accounted for the acquisition using the purchase method of accounting in accordance with the guidance on business combinations. The Company also incurred legal, travel and relocation costs, reorganization charges and professional fees in connection with the acquisition of approximately $769 as of November 30, 2012. These expenses have been accounted for as operating expenses. The results of operations of RTIE have been included in the Company’s results of operations beginning on March 19, 2012.
Accounting guidance requires that identifiable assets acquired and liabilities assumed be reported at fair value as of the acquisition date of a business combination. Assets and liabilities acquired were as follows:

(in thousands)
Inventory	$275
Fixed assets	82
Goodwill	2,177
Current liabilities	(225)
Deferred revenue	(14)

Fair value of net assets acquired	$2,295

The fair value of RTIE exceeded the underlying fair value of all net assets acquired, giving rise to the goodwill. The resulting goodwill will be deductible for tax purposes.
Revenues and net income of RTIE for year ended November 30, 2013 were approximately $1,937 and $308, respectively. Revenues and net income of RTIE for the period from March 19, 2012 to November 30, 2012 were approximately $2,088 and $568, respectively.
Fixed assets acquired in this transaction consist entirely of machinery and equipment.
c) Other Acquisitions
On November 29, 2011, the Company entered into an asset purchase agreement with CMT and Randall S. Wilson with respect to certain sections, as a shareholder of CMT, pursuant to which the Company purchased substantially all of the assets of CMT.
The Company also assumed certain liabilities of CMT relating to the assets acquired. The Company purchased the assets of CMT for $8,200, subject to certain adjustments; as a result the Company put $700 of the $8,200 purchase price into escrow for a period of twelve months to secure the indemnification obligations of CMT and Randall S. Wilson. During the year ended November 30, 2013, due to certain adjustments, the Company made a final purchase price payment of $600 and recorded Other income of $100. The amount in escrow of $700 is included in Restricted Cash in the Consolidated Balance Sheet at November 30, 2012.

API Technologies Corp.
Notes to Consolidated Financial Statements
Dollar Amounts in Thousands, Except Per Share Data

On June 1, 2011, the Company completed the acquisition of Spectrum provided for in the Agreement and Plan, entered into on March 28, 2011 by the Company, Spectrum and Erie Merger Corp., a wholly owned subsidiary of API.
On January 21, 2011, API acquired SenDEC. In the SenDEC merger, API acquired all of the equity of SenDEC, which included SenDEC’s electronics manufacturing operations and approximately $30,000 of cash, in exchange for the issuance of 22,000,000 shares of API common stock to Vintage.
The following unaudited pro forma summary presents the combined results of operations as if the C-MAC, RTIE, CMT, Spectrum, SenDEC, KGC Companies and Cryptek acquisitions described above and Sensors and Data Bus discontinued operations described in Note 5 had occurred at the beginning of the year ended November 30, 2012, the six months ended November 30, 2011, and year ended May 31, 2011.

	Year ended November 30,	Six months ended November 30,	Year ended May 31,
	2012	2011	2011
Revenues	$253,532	$148,385	$370,260
Net income (loss) from continuing operations	$(149,210)	$9,418	$(2,419)
Net income (loss)	$(149,210)	$9,418	$(2,323)
Net income (loss) from continuing operations per share—basic and diluted	$(2.70)	$0.18	$(0.04)
Net income (loss) per share—basic and diluted	$(2.70)	$0.18	$(0.04)
5. DISCONTINUED OPERATIONS
a) Data Bus
On July 5, 2013, the Company entered into the APA with Parent and the Purchaser, pursuant to which the Company sold to the Purchaser certain assets comprising the Company’s Data Bus business in the U.S. and the U.K., including substantially all of the assets of the Company’s wholly owned subsidiary, National Hybrid, Inc., a New York corporation. The Purchaser paid the Company approximately $32,150 in cash for the assets, after certain adjustments based on closing inventory values as set forth in the APA and customary indemnification provisions.

API Technologies Corp.
Notes to Consolidated Financial Statements
Dollar Amounts in Thousands, Except Per Share Data

The operating results of Data Bus are summarized as follows:

	(in thousands)
	Year ended Nov. 30, 2013	Year ended Nov. 30, 2012	Six months ended Nov. 30, 2011	Year ended May 31, 2011
Revenue, net	$7,571	$12,191	$5,814	$12,234
Cost of revenues	4,435	9,070	5,426	8,498
Restructuring charges	—	591	74	336
Gross Profit	3,136	2,530	314	3,400
General and administrative	484	1,064	765	3,461
Selling expenses	82	19	65	778
Research and development	—	41	143	504
Restructuring charges	—	24	497	1,161
Provision for income taxes	428	33	(490)	2
Provision for income taxes—Gain on sale of Data Bus	4,190	—	—	—
Other expenses (income)	(10,002)	—	(1)	(173)
Income (loss) from discontinued operations, net of tax	$7,954	$1,349	$(665)	$(2,333)
Other income in the year ended November 30, 2013 primarily relates to the gain on sale of Data Bus, net of approximately $705 transaction expenses and deferred revenue of $2,544 attributable to a transition services agreement, whereby the Company will manufacture products in the United States for a period of up to 12 months and manufacture certain products in the United Kingdom for a period of up to 4 years. The Company has determined that the U.K. transition services agreement does not result in the Company having a significant continuing involvement on these discontinued operations following the assessment period.
The assets relating to Data Bus consisted of the following as of November 30:

	2013	2012
Cash and cash equivalents	$—	$—
Inventories	—	4,033
Current assets of discontinued operations	$—	$4,033
Fixed assets, net	$—	$242
Goodwill	—	14,802
Long-lived assets of discontinued operations	$—	$15,044
b) Sensors
On April 17, 2013 the Company sold all of the issued and outstanding shares of capital stock or other equity interests of the Sensors companies for gross cash proceeds of approximately $51,350. Of this amount, $1,500 was placed into an escrow account for 12 months to secure any indemnification claims made by the purchaser against the sellers, API and Spectrum. The amount in escrow of $1,500 is included in Restricted Cash in the Consolidated Balance Sheet at November 30, 2013.

API Technologies Corp.
Notes to Consolidated Financial Statements
Dollar Amounts in Thousands, Except Per Share Data

The operating results of Sensors are summarized as follows:

	(in thousands)
	Year ended Nov. 30, 2013	Year ended Nov. 30, 2012	Six months ended Nov. 30, 2011	Year ended May 31, 2011
Revenue, net	$9,270	$26,247	$14,182	$—
Cost of revenues	7,155	19,181	9,606	—
Restructuring charges	—	3	—	—
Gross Profit	2,115	7,063	4,576	—
General and administrative	366	804	361	—
Selling expenses	497	1,294	721	—
Research and development	180	646	302	—
Restructuring charges	—	5	—	—
Provision for income taxes	258	1,642	1,317	—
Provision for income taxes—Gain on sale of Sensors	4,408	—	—	—
Other expenses (income)	(11,814)	3,889	(2)	—
Income (loss) from discontinued operations, net of tax	$8,220	$(1,217)	$1,877	$—
Other income in the year ended November 30, 2013 primarily relates to the gain on sale of Sensors, net of approximately $2,131 transaction expenses and deferred revenue of $1,780 attributable to a transition services agreement, whereby the Company will manufacture products for a period of up to 9 months and provide certain administrative services to the Purchaser over a period of up to 18 months. The Company determined that the transition services agreement does not result in the Company having a significant continuing involvement on these discontinued operations following the assessment period. Other expenses for the year ended November 30, 2012 primarily relates to the goodwill impairment charge recorded in the SSC segment attributable to Sensors.
The assets and liabilities relating to Sensors consisted of the following at November 30:

	2013	2012
Cash and cash equivalents	$—	$(15)
Accounts Receivable	—	3,605
Inventories	—	6,067
Prepaid expenses and other current assets	—	146
Current assets of discontinued operations	$—	$9,803
Fixed assets, net	$—	$1,475
Intangible assets, net	—	2,156
Goodwill	—	24,430
Long-lived assets of discontinued operations	$—	$28,061
Accounts payable and accrued expenses	$—	$1,888
Current liabilities of discontinued operations	$—	$1,888

API Technologies Corp.
Notes to Consolidated Financial Statements
Dollar Amounts in Thousands, Except Per Share Data

6. OTHER FAIR VALUE MEASUREMENTS
The following table summarizes assets, which have been accounted for at fair value, along with the basis for the determination of fair value.

	November 30, 2013			November 30, 2012
	2013 Total	Unobservable Measurement Criteria (Level 3)	Impairment	2012 Total	Unobservable Measurement Criteria (Level 3)	Impairment
Fixed assets held for sale	$150	$150	$—	$900	$900	$1,781
Derivative liabilities – Redeemable Preferred Stock (Note 14)	(179)	(179)	—	(267)	(267)	—
Total	$(29)	$(29)	$—	$633	$633	$1,781
The following is a summary of activity for the years ended November 30, 2013 and 2012 for assets and liabilities measured at fair value based on unobservable measure criteria:

	Fixed Assets Held for Sale	Derivative Liabilities – Preferred Stock
Balance as at November 30, 2011	$3,216	$—
Less: Fixed assets sold	(535)	—
Less: Impairment of fixed assets held for sale	(1,781)	—
Add: Embedded features of convertible notes and preferred stock	—	(855)
Less: Embedded features of convertible notes upon conversion to preferred stock	—	588
Balance as at November 30, 2012	$900	$(267)
Less: Fixed assets sold	(750)	—
Less: Adjustment to fair value of derivative liabilities	—	88
Balance as at November 30, 2013	$150	$(179)
The fair value of the fixed assets held for sale was determined using a market approach by using prices and other relevant information generated by market transactions involving comparable assets. The Series A Preferred Stock (Note 14) also contain an embedded feature for a default dividend rate. The Company determined the fair value of the derivative liabilities related to the preferred stock by using the present value of probability weighted cash flow scenarios.
7. INVENTORIES
Inventories consisted of the following at November 30:

	(in thousands)
	2013	2012
Raw materials	$26,015	$29,067
Work in progress	23,425	20,572
Finished goods	8,778	8,224
Total	$58,218	$57,863

API Technologies Corp.
Notes to Consolidated Financial Statements
Dollar Amounts in Thousands, Except Per Share Data

8. FIXED ASSETS
Fixed assets consisted of the following:

	As of November 30, 2013 (in thousands)
	Cost	Accumulated Depreciation	Net Book Value
Land	$3,084	$—	$3,084
Buildings and leasehold improvements	20,267	(3,557)	16,710
Computer equipment	2,688	(1,545)	1,143
Furniture and fixtures	1,482	(948)	534
Machinery and equipment	28,551	(14,826)	13,725
Vehicles	98	(63)	35
Fixed assets, net	$56,170	$(20,939)	$35,231

	As of November 30, 2012 (in thousands)
	Cost	Accumulated Depreciation	Net Book Value
Land	$3,297	$—	$3,297
Buildings and leasehold improvements	20,820	(2,425)	18,395
Computer equipment	2,722	(988)	1,734
Furniture and fixtures	1,887	(887)	1,000
Machinery and equipment	25,202	(9,666)	15,536
Vehicles	122	(9)	113
Fixed assets, net	$54,050	$(13,975)	$40,075
Machinery and equipment for November 30, 2013, includes assets from capital leases with cost of $558, accumulated depreciation of $(168) and net book value of $390 (November 30, 2012—$590, $(138) and $452, respectively).
Depreciation expense amounted to $7,310 for the year ended November 30, 2013, $7,970 for the year ended November 30, 2012, $3,825 for the six months ended November 30, 2011, and $1,642 for the year ended May 31, 2011. Included in these amounts are $58, $55, $34, and $24 of amortization of assets under capital lease for the year ended November 30, 2013, November 30, 2012, the six months ended November 30, 2011 and year ended May 31, 2011, respectively.
9. GOODWILL AND INTANGIBLE ASSETS
The goodwill in the consolidated financial statements relates to the acquisition of RTIE in March 2012, C-MAC in March 2012, CMT in November 2011, Spectrum in June 2011, and SenDEC in January 2011. All of the goodwill relates to our SSC and EMS reporting units.
Following the required accounting guidance, the Company performed the first step of the two-step test method based on discounted future cash flows on September 1, 2013. The respective reporting units’ future cash flows exceeded the carrying value of the underlying assets and therefore goodwill was not impaired and no further testing was required for the year ending November 30, 2013.

API Technologies Corp.
Notes to Consolidated Financial Statements
Dollar Amounts in Thousands, Except Per Share Data

As at May 31, 2012, given lower than projected revenues, primarily as a result of an overall decline in the defense market, and the Company’s outlook for the EMS segment, the Company determined that the appropriate triggers had been reached to perform an impairment test beyond the annual goodwill impairment test. The Company performed the first step of the goodwill impairment assessment and the carrying value of the assets exceeded the fair value. During the quarter ended May 31, 2012, the Company determined that an impairment of goodwill was probable, determined a reasonable estimate and therefore recorded a write-down of $87,000. During the quarter ended August 31, 2012, the Company completed its impairment analysis and determined that an additional $20,495 write-down of goodwill was required.
The goodwill impairment was determined by estimating the excess of the fair value of the Systems & Subsystems segment over the fair value of the net assets of the segment and comparing that amount to the carrying value of the goodwill. The Systems & Subsystems segment is not publicly traded on its own, and therefore the unit’s fair value was estimated. The value was estimated using an income approach based on an analysis of discounted forecasted cash flows. After recording the total goodwill impairment of $107,495, the remaining goodwill balance was re-assigned between the new EMS segment and the SSC segment based on the relative fair value of the reporting units.
Goodwill and intangible assets consisted of the following at November 30:

	(in thousands)
	2,013	2,012
Goodwill not subject to amortization:
Beginning balance, net	$116,770	$210,133
Goodwill from C-MAC business acquisition (note 4a)	—	11,364
Goodwill from RTIE business acquisition (note 4b)	—	2,177
Goodwill from other business acquisition purchase price adjustments	—	591
Goodwill impairment	—	(107,495)
Ending balance, net	$116,770	$116,770
Intangible assets consisted of the following:

		November 30, 2013 (in thousands)
	Weighted Average Useful Life (years)	Cost	Accumulated Amortization	Net Book Value
Non-compete agreements	2.0	$484	$(403)	$81
Customer contracts	8.1	33,485	(10,798)	22,687
Technology	7.5	18,965	(6,636)	12,329
Tradenames	3.3	7,376	(5,623)	1,753
Computer software	3.0	2,798	(1,015)	1,783
Patents		166	(19)	147
Intangible assets, net	7.1	$63,274	$(24,494)	$38,780

API Technologies Corp.
Notes to Consolidated Financial Statements
Dollar Amounts in Thousands, Except Per Share Data

		November 30, 2012 (in thousands)
	Weighted Average Useful Life (years)	Cost	Accumulated Amortization	Net Book Value
Non-compete agreements	2.0	$484	$(12)	$472
Customer contracts	8.1	33,485	(9,671)	23,814
Technology	7.5	18,965	(2,124)	16,841
Tradenames	3.3	7,376	(2,199)	5,177
Computer software	3.0	2,178	(597)	1,581
Patents		54	(5)	49
Intangible assets, net	7.1	$62,542	$(14,608)	$47,934
Changes in the carrying amount of Intangible assets were as follows:

	(in thousands)
	November 30, 2013	November 30, 2012
Intangible assets:
Beginning balance, net	$47,934	$47,453
Intangible assets from business acquisition (note 4a)	—	7,848
Intangible assets from business acquisition (note 4c)	—	500
Intangible assets from business acquisition (note 4d)	—	—
Patents and Computer software purchased	732	1,296
Less: Amortization	(9,886)	(9,163)
Ending balance, net	$38,780	$47,934
Amortization expense amounted to $9,886 for the year ended November 30, 2013, $9,163 for the year ended November 30, 2012, and $4,207 for the six months ended November 30, 2011. Amortization expense related to existing intangible assets is expected to be approximately $9,384, $7,018, $6,184, $4,952 and $4,831 for the years ending November 30, 2014, 2015, 2016, 2017 and 2018, respectively. At November 30, 2013, computer software includes capitalized computer software development costs of $1,431 ($1,517 at November 30, 2012).
10. SHORT-TERM DEBT
In connection with the acquisition of Spectrum, on June 1, 2011, API entered into a Credit Agreement with Morgan Stanley Senior Funding, Inc. as lead arranger, sole book runner and administrative agent, and with other lenders from time to time parties thereto (see Note 12a). In addition to a secured term loan, the Credit Agreement provided for a $15,000 secured revolving credit facility, with an option for the Company to request an increase in the revolving credit facility commitment of up to an aggregate of $5,000. This facility was undrawn as of November 30, 2012 and is no longer outstanding following the repayment of the term debt on February 6, 2013 (see Note 12a).
The Company also has a credit facility in place for its U.K. subsidiaries for approximately $409 (250 GBP), which renews in July 2014. This line of credit is tied to the prime rate in the United Kingdom and is secured by the subsidiaries’ assets. This facility was undrawn as of November 30, 2013 and 2012.

API Technologies Corp.
Notes to Consolidated Financial Statements
Dollar Amounts in Thousands, Except Per Share Data

11. ACCOUNTS PAYABLE AND ACCRUED EXPENSES
Accounts payable and accrued expenses consisted of the following at November 30:

	(in thousands)
	2013	2012
Trade accounts payable	$20,714	$24,575
Accrued expenses	6,586	10,045
Wage and vacation accrual	4,917	4,978
Total	$32,217	$39,598
12. LONG-TERM DEBT
The Company was obligated under the following debt instruments at November 30:

	(in thousands)
	2013	2012
Term loans, due February 6, 2018, base rate plus 6.50% interest or LIBOR plus 7.50%, (a)	$86,810	$—
Asset based loans, due February 6, 2018, base rate plus a margin between 1.50% and 2.00%, or LIBOR plus a margin between 2.50% and 3.00%, (a)	24,345	—
Term loans, repaid February 6, 2013, originally due June 1, 2016, base rate plus 6.25% interest or LIBOR plus 7.25%, (a)	—	183,375
Mortgage loan, due 2027, 1.35% above Barclays fixed bank rate (b)	1,318	1,424
Lockman loan repaid February 6, 2013, – C-MAC acquisition (c)	—	2,724
Note payable – RTIE acquisition (d)	139	540
Capital leases payable (e)	249	338
	$112,861	$188,401
Less: Current portion of long-term debt	(8,155)	(2,328)
Discount and deferred financing charges on term loans	(8,100)	(6,570)
Long-term portion	$96,606	$179,503

a)
On February 6, 2013, the Company refinanced its credit facilities and entered into (i) a credit agreement with various lenders and Guggenheim Corporate Funding, LLC (the “Term Loan Agreement”) that provides for a $165,000 term loan facility and (ii) a credit agreement with various lenders and Wells Fargo Bank, National Association (the “Revolving Loan Agreement”) that provides for a $50,000 asset-based revolving borrowing base credit facility, with a $10,000 subfacility (or the Sterling equivalent) for certain of our United Kingdom subsidiaries, a $10,000 subfacility for letters of credit and a $5,000 subfacility for swingline loans.

On February 6, 2013, in connection with entering into the Term Loan Agreement and the Revolving Loan Agreement, the Amended and Restated Credit Agreement, dated as of June 27, 2011 and amended on January 6, 2012 and March 22, 2012, by and among the lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent, lead arranger and sole book-runner, which had an outstanding balance of $183,400 was paid off and terminated, which resulted in the write-off of approximately $10,300 of deferred financing costs and note discounts. As of February 6, 2013, the Company borrowed $165,000 under the Term Loan Agreement and approximately $29,400 under the Revolving Loan Agreement.

API Technologies Corp.
Notes to Consolidated Financial Statements
Dollar Amounts in Thousands, Except Per Share Data

On July 5, 2013 and April 17, 2013, the Company sold Data Bus and Sensors (Note 5) and repaid approximately $28,780 and $44,919, respectively, of its term loans from the proceeds of these sales, in accordance with the Term Loan Agreement. In addition, the Company repaid a portion of its term loans using the net proceeds of $739 from the March 14, 2013, sale of certain land and a building in Palm Bay, Florida.
As of November 30, 2013, $86,810 was outstanding under the Term Loan Agreement, $24,345 was outstanding under the Revolving Loan Agreement, and approximately $10,400 was available for future borrowings under the Revolving Loan Agreement.
On May 22, 2013, the Company entered into a First Amendment to the Revolving Loan Agreement that amends certain cash management and reporting requirements.
On October 10, 2013, the Company entered into an Amendment No. 1 to Credit Agreement (the “Amendment No. 1”). Amendment No. 1, among other things, amends the Term Loan Agreement to reduce the minimum interest coverage ratio, increase the maximum leverage ratio, reduce the interest rate on the term loans and modify the terms of the prepayment premium which the Company is required to pay upon voluntary prepayments or certain mandatory prepayments of the term loans.

Term Loan Agreement
The term loans incurred pursuant to the Term Loan Agreement, as amended, bear interest, at the Company’s option, at the base rate plus 6.50% or an adjusted LIBOR rate (based on one, two or three-month interest periods) plus 7.50% for the first year and at the base rate plus 7.50% or an adjusted LIBOR rate (based on one, two or three-month interest periods) plus 10.75% thereafter, with a LIBOR floor of 1.50%. For purposes of the Term Loan Agreement, the “base rate” means the highest of Wells Fargo Bank, National Association’s prime rate, the federal funds rate plus a margin equal to 0.50% and the adjusted LIBOR rate for a 3-month interest period plus a margin equal to 1.00%.
Interest is due and payable in arrears monthly for term loans bearing interest at the base rate and at the end of an interest period (or at each three month interval in the case of term loans with interest periods greater than three months) in the case of term loans bearing interest at the adjusted LIBOR rate. Principal payments of the term loans are paid at the end of each of the Company’s fiscal quarters, commencing for the fiscal quarter ending May 31, 2013, with the balance of any outstanding term loans due and payable in full on February 6, 2018. The quarterly principal payments will amortize at 1.25% for the fiscal quarters through the end of the Company’s 2014 fiscal year, at 1.875% for the fiscal quarters through the end of the Company’s 2015 fiscal year and at 2.50% for each of the fiscal quarters thereafter.
Under certain circumstances, we are required to prepay the term loans upon the receipt of cash proceeds of certain asset sales, cash proceeds of certain extraordinary receipts and cash proceeds of certain debt or equity financings, and based on a calculation of annual excess cash flow. Mandatory prepayments resulting from assets sales or certain debt financings may require the payment of certain prepayment premiums.
The term loans are secured by a second priority security interest in accounts receivable, inventory, machinery, equipment and certain other personal property relating to the foregoing, and any proceeds from any of the foregoing, subject to certain exceptions and liens, and a first priority security position on substantially all other real and personal property, in each case that are owned by the Company and the subsidiary guarantors.

API Technologies Corp.
Notes to Consolidated Financial Statements
Dollar Amounts in Thousands, Except Per Share Data

The Term Loan Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict the Company and its subsidiaries’ ability to, among other things, incur indebtedness, grant liens, dispose of assets and pay dividends or make distributions to stockholders, in each case subject to customary exceptions for a term loan of this size and type.
Pursuant to the Term Loan Agreement, the Company is required to maintain compliance with an interest coverage ratio and a leverage ratio and to limit its annual capital expenditures to $4,000 per fiscal year (subject to carry-over rights).
Revolving Loan Agreement
The revolving loans incurred pursuant to the Revolving Loan Agreement bear interest, at the Company’s option, at the base rate plus a margin between 1.50% and 2.00% or an adjusted LIBOR rate (based on one, two, three or six-month interest periods) plus a margin between 2.50% and 3.00%, in each case with such margin being determined based on the Company’s average daily excess availability under the revolving credit facility for the preceding fiscal quarter. For purposes of the Revolving Loan Agreement, the “base rate” means the highest of Wells Fargo Bank, National Association’s prime rate, the federal funds rate plus a margin equal to 0.50% and the adjusted LIBOR rate for a 3-month interest period plus a margin equal to 1.00%.
Interest is due and payable in arrears monthly for revolving loans bearing interest at the base rate and at the end of an interest period (or at each three month interval in the case of loans with interest periods greater than three months) in the case of revolving loans bearing interest at the adjusted LIBOR rate. Principal, together with all accrued and unpaid interest, is due and payable on February 6, 2018. The Company may prepay the revolving loans and terminate the commitments, in whole or in part, at any time without premium or penalty. Under certain circumstances, we are required to prepay the revolving loans upon the receipt of cash proceeds of certain asset sales.
All borrowings under the Revolving Loan Agreement are limited by amounts available pursuant to a borrowing base calculation, which is based on percentages of eligible accounts receivable, inventory, machinery and equipment, in each case subject to reductions for applicable reserves.
The Revolving Loan Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict the Company and its subsidiaries’ ability to, among other things, incur indebtedness, grant liens, dispose of assets and pay dividends or make distributions to stockholders, in each case subject to customary exceptions for a credit facility of this size and type.
Pursuant to the Revolving Loan Agreement, the Company is also required to maintain compliance with a fixed charge coverage ratio and to limit its annual capital expenditures to $4,000 per fiscal year (subject to carry-over rights) at such times that it fails to maintain excess availability under the revolving credit facility above a specified level.

b)
A subsidiary of the Company in the United Kingdom entered into a 20 year term mortgage agreement in 2007, under which interest is charged at a margin of 1.35% over Barclays Fixed Base Rate of 0.5% at November 30, 2013. The mortgage is secured by the subsidiary’s assets.

c)
A subsidiary of the Company in the United Kingdom entered into a 5 year term loan facility with Lockman Electronic Holdings Limited on December 16, 2011 (“Lockman Loan”), under which interest is charged at a

API Technologies Corp.
Notes to Consolidated Financial Statements
Dollar Amounts in Thousands, Except Per Share Data

margin of 5.5% over LIBOR. The margin was to increase by 0.5% each year on December 1 for the term of the agreement. The term loan was secured against a debenture over the subsidiary’s assets. This loan was repaid on February 6, 2013.

d)
On March 19, 2012 the Company completed the acquisition of substantially all of the assets of RTIE (Note 4b) for a total purchase price of $2,295, with $1,500 payable in cash at closing and the remainder pursuant to a $795 Promissory Note payable in 24 equal monthly installments. The aggregate principal amount of the Promissory Note payable outstanding was $139 as of November 30, 2013.

e)
The Company is the lessee of equipment under various capital leases with monthly payments of $9 and $10 for November 30, 2013 and 2012, respectively, including interest ranging from approximately 6 to 8%, secured by the leased assets that expire by May 2016. The assets and liabilities under the capital leases are recorded at the fair value of the asset. The assets are amortized over the lower of their related lease terms or its estimated productive life. At November 30, 2013 and 2012, $390 and $452 of assets from capital leases were included in fixed assets, net.

Future principal payments of long-term debt and capital leases for the next five years are as follows:

	(in thousands)
Year	Long-term debt	Capital leases	Total
2014	$4,964	$110	$5,074
2015	7,082	110	7,192
2016	9,396	54	9,450
2017	9,448	—	9,448
2018	81,722	—	81,722
	$112,612	$274	$112,886
Less: imputed interest	—	(25)	(25)
	$112,612	$249	$112,861
13. OTHER LONG-TERM LIABILITIES
Other long-term liabilities consists of asset retirement obligations, primarily relating to leasehold improvements associated with land and a building at one of the Company’s facilities in the United Kingdom under lease until December 2021.
As a result of the C-MAC acquisition (note 4a), the Company initially recorded an asset retirement obligation of approximately $967. During the year ended November 30, 2013 and the period from the March 22, 2012 acquisition of C-MAC to the year ended November 30, 2012, the Company recorded accretion expense of approximately $63 and $42 and foreign exchange revaluation of $24 and $39, respectively.
14. REDEEMABLE PREFERRED STOCK
On March 22, 2012, following the acquisition of C-MAC, the Company entered into a Note Purchase Agreement by and among the Company and the purchaser referred to therein (the “Note Purchase Agreement”). Pursuant to the Note Purchase Agreement, the Company sold an aggregate initial principal amount of $26,000 of convertible subordinated notes (the “Note”) to a single purchaser in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended. The Company received aggregate gross

API Technologies Corp.
Notes to Consolidated Financial Statements
Dollar Amounts in Thousands, Except Per Share Data

proceeds of $16,000 from the private placement, all of which will be used for working capital purposes. The purchaser of the Note is an affiliate of Senator Investment Group LP. At the time of the issuance of the Note, the purchaser of the Note was the beneficial owner of approximately 10.7% of our outstanding common stock, without giving effect to the transactions contemplated by the Note Purchase Agreement.
Upon the filing of the amendment to the Charter and the Certificate of Designation (as described and defined below), the Note converted into 26,000 shares of Series A Mandatorily Redeemable Preferred Stock of API (“Series A Preferred Stock”). The holder has the option to convert all or any portion of the amount of the liquidation preference (“Liquidation Preference”) (initially $1,000 per share and $1,042 per share as of November 30, 2013) of the Series A Preferred Stock plus the amount of unpaid and accrued dividends into common stock of API at $6.00 per share. The outstanding Series A Preferred Stock, as of November 30, 2013, is convertible into approximately 4,517,212 shares of common stock.
On March 22, 2012, certain stockholders of the Company took action by written consent (the “Written Consent”), as permitted pursuant to the Company’s bylaws and Amended and Restated Certificate of Incorporation, as amended (the “Charter”), to amend the Charter to (i) increase the number of shares of common stock, par value $0.001 per share, issuable by the Company to 250,000,000 shares from 100,000,000 shares; and (ii) authorize the issuance by the Company’s Board of Directors, from time to time, of up to 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), in one or more series. The Written Consent also approved the issuance of shares of API common stock in connection with the conversion of the Note and Series A Preferred Stock as contemplated by the Note Purchase Agreement for all purposes, including pursuant to the rules and regulations of The NASDAQ Stock Market.
On March 22, 2012, subject to the effectiveness of the amendments to the Charter described above, the Company’s Board of Directors also authorized the creation of a class of Preferred Stock designated as “Series A Mandatorily Redeemable Preferred Stock” pursuant to a Certificate of Designation (the “Certificate of Designation”).
The Company received aggregate gross proceeds of $16,000 from the issuance of the Note. The Company recorded a debt discount of $10,000 representing the difference between the principal amount of the Note and the proceeds received. The Note contained embedded features for a default interest rate and make whole provisions. Accordingly, the Company evaluated these embedded features and recorded an additional debt discount in the amount of $588. The Company also recorded $2,272 of additional discount resulting from the beneficial conversion feature of the Notes. The total debt discount was amortized over the contracted life of the Notes using the effective interest method. Up to the date of conversion this resulted in interest expense of $218.
On May 16, 2012, the Company filed the amendments to the Charter and the Certificate of Designation with the Secretary of State of the State of Delaware, at which time they became effective. Pursuant to the Certificate of Designation, the Company is authorized to issue 1,000,000 shares of Series A Preferred Stock. As described above, the Note converted into 26,000 shares of Series A Preferred Stock.
Upon conversion of the Note, the remaining unamortized discount of $12,644 was recorded as interest expense and the $26,000 face value of the Note was recorded as Series A Preferred Stock.
The Series A Preferred Stock will rank, with respect to dividend rights, redemption rights and rights upon liquidation, dissolution or wind-up (i) senior to the common stock and each other class of capital stock or series of Preferred Stock established by the Board of Directors, the terms of which expressly provide that such class or series ranks junior to the Series A Preferred Stock; (ii) junior to all capital stock or series of Preferred Stock

API Technologies Corp.
Notes to Consolidated Financial Statements
Dollar Amounts in Thousands, Except Per Share Data

established by the Board, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock; and (iii) on parity with all other classes of capital stock or series of Preferred Stock established by the Board of Directors, the terms of which expressly provide that such class or series will rank on parity with the Series A Preferred Stock.
The holders of Series A Preferred Stock will be entitled to vote on all matters voted on by holders of the common stock, voting together as a single class with the other shares entitled to vote. The holders of Series A Preferred Stock will have the right to cast the number of votes equal to the total number of votes which could be cast in such vote by a holder of the number of shares of common stock into which the shares of Series A Preferred Stock could be converted.
Commencing on March 22, 2013, holders of Series A Preferred Stock are entitled to receive cumulative dividends on the Liquidation Preference, computed on the basis of a 360-day year of twelve 30-day months at a rate equal to 6% per annum, compounded quarterly on the last day of each March, June, September and December. Accrued and unpaid dividends also will be paid on the date of any redemption or on any liquidation, dissolution or winding-up of the Company. Dividends will be paid in kind each quarter, by adding the amount of the accrued and unpaid dividend to the Liquidation Preference amount of each share of Series A Preferred Stock (the “Accreted Dividend Amount”). The Accreted Dividend Amount will constitute part of the Liquidation Preference of each share of Series A Preferred Stock as of each applicable quarterly dividend payment date and dividends will begin to accrue on each Accreted Dividend Amount beginning on the date on which such amount is added to the Liquidation Preference amount of each share of Series A Preferred Stock. However, all dividends due and payable on the date that the Liquidation Preference of a share of Series A Preferred Stock becomes due and payable will be payable in cash on such date. Upon an Early Redemption Event, dividends shall accrue while such event is continuing at the rate equal to the rate for the most recently issued actively traded ten year U.S. Treasury security, plus 10.0%. An “Early Redemption Event” means if (a) the Company (i) defaults in its obligation to pay the amounts in connection with a redemption of the Series A Preferred Stock and such default continues unremedied for three business days; (ii) breaches in material respect any of its representations or warranties contained in the Note Purchase Agreement, the Note or other document delivered in connection therewith; (iii) breaches certain covenants under the Note Purchase Agreement or other document delivered in connection therewith (subject to applicable grace periods); (iv) defaults (A) in any payment of any indebtedness in excess of $5,500 or (B) defaults in the observance of any condition or agreement in respect of any such indebtedness, and as a consequence of such default, such indebtedness becomes due and payable prior to its stated maturity; (v) commences certain bankruptcy or similar proceedings or has a bankruptcy or similar proceeding commenced against it that is not dismissed within the applicable grace period; or (b) a material provision of the Note Purchase Agreement, the Note or other agreement delivered in connection therewith ceases to be effective.
The Series A Preferred Stock will be convertible at any time at the discretion of the holders into that number of shares of common stock equal to the Liquidation Preference being converted (plus any accrued dividends that have not yet been accreted to the Liquidation Preference), divided by the initial conversion price of $6.00 per share, which initial conversion price is subject to adjustments as described below. In addition, upon a Change of Control (as defined in the Note Purchase Agreement), the sale of all or substantially all of the assets of the Company or the occurrence of certain dilution events (a “Mandatory Redemption Event”), then the holders of Series A Preferred Stock will have the right to receive upon conversion, in lieu of the common stock otherwise issuable, such shares of stock, securities or other property as would have been issued or payable upon such Mandatory Redemption Event had the shares of Series A Preferred Stock been converted into common stock immediately prior to such Mandatory Redemption Event.

API Technologies Corp.
Notes to Consolidated Financial Statements
Dollar Amounts in Thousands, Except Per Share Data

On March 22, 2019, all of the outstanding shares of Series A Preferred Stock are to be redeemed by the Company for the amount of the Liquidation Preference, plus any and all amounts owing to the holder of such redeemed shares pursuant to the terms of the Note Purchase Agreement, the Note or any other document delivered in connection therewith. The Company must offer to redeem all of the shares of Series A Preferred Stock upon a Mandatory Redemption Event. A holder of Series A Mandatorily Redeemable Preferred Stock may accept or reject such offer of redemption.
15. INCOME TAXES
The geographical sources of loss from continuing operations before income taxes for the years ended November 30, 2013 and 2012, the six months ended November 30, 2011 and the year ended May 31, 2011 were as follows:

	Year ended November 30, 2013	Year ended November 30, 2012	Six months ended November 30, 2011	Year ended May 31, 2011
Income (loss) before income taxes:
United States	$(29,550)	$(155,954)	$(5,961)	$(27,191)
Non-United States	813	1,812	1,646	532
Total	$(28,737)	$(154,142)	$(4,315)	$(26,659)
The income tax expense (benefit) for continuing operations is summarized as follows:

	Year ended November 30, 2013	Year ended November 30, 2012	Six months ended November 30, 2011	Year ended May 31, 2011
Current:
United States	$(6,441)	$(2,105)	$(636)	—
Non-United States	274	146	494	—
	(6,167)	(1,959)	(142)	—
Deferred:
United States	617	(3,445)	(10,915)	(2,680)
Non-United States	215	97	70	—
	832	(3,348)	(10,845)	(2,680)
Income tax expense (benefit)	$(5,335)	$(5,307)	$(10,987)	$(2,680)

API Technologies Corp.
Notes to Consolidated Financial Statements
Dollar Amounts in Thousands, Except Per Share Data

The consolidated effective tax benefit/(expense) rate (as a percentage of income (loss) before income taxes and cumulative effect of change in accounting principle) for continuing operations is reconciled to the U.S. federal statutory tax rate as follows:

	Year ended Nov. 30, 2013	Year ended Nov. 30, 2012	Six months ended Nov. 30, 2011	Year ended May 31, 2011
U.S. federal statutory tax rate	34.0%	34.0%	34.0%	34.0%
Non-deductible expenses	(0.6)	(3.5)	(16.4)	1.1
Effect of foreign tax rates	0.2	0.1	4.9	—
State income taxes, net of federal tax effect	7.3	2.0	(5.5)	—
Change in valuation allowance	(45.2)	(9.0)	212.1	(28.1)
Change in tax rates	0.4	0.6	14.3	—
Impairment of goodwill	—	(22.5)	—	—
Tax credits	—	—	6.4	—
Utilization of continuing operations losses by discontinued operations	22.2	—	—	—
Other	0.3	1.7	4.8	3.1
Effective tax rate benefit/(expense)	18.6%	3.4%	254.6%	10.1%
The components of deferred taxes are as follows as at November 30:

	2013	2012
Future income tax assets
Loss carryforwards	$16,728	$25,170
Other	—	—
Unrealized foreign exchange loss	—	—
Marketable securities	—	—
Share based compensation	1,652	2,138
Inventory	3,226	1,050
Capital assets	—	—
Accruals	453	1,037
Tax credits	965	482
Valuation Allowance	(12,271)	(16,051)
	10,753	13,826
Future income tax liabilities
Capital assets	(3,761)	(4,333)
Intangible assets	(6,816)	(9,238)
Deferred tax on export sales	(2,666)	(2,468)
Other	(587)	—
	(13,830)	(16,039)
	$(3,077)	$(2,213)
	2013	2012
Balance sheet presentation
Deferred income tax assets—current	$2,426	$1,038
Deferred income tax assets—long-term (in Other non-current assets)	14	160
Deferred income tax liability—current	—	—
Deferred tax liabilities—long-term	(5,517)	(3,411)
Net deferred tax liabilities	$(3,077)	$(2,213)

API Technologies Corp.
Notes to Consolidated Financial Statements
Dollar Amounts in Thousands, Except Per Share Data

The valuation allowance as of November 30, 2013, November 30, 2012, November 30, 2011 and May 31, 2011 totaled approximately $12,271, $16,051, $2,410, and 11,846, respectively, which consisted principally of established reserves for deferred tax assets on carry forward losses from our entities in the United States of America and of foreign entities.
A valuation allowance is established when it is more likely than not that a portion of the deferred tax assets will not be realized. The valuation allowance is adjusted based on the changing facts and circumstances, such as the expected expiration of an operating loss carryforward. The total change in valuation allowance for the year ended November 30, 2013 was approximately $3,780, which primarily relates to the utilization of tax losses from the sale of discontinued operations, partially offset by an increase for state and foreign loss entities.
The Company and its subsidiaries have U.S. federal net operating loss carryforwards of approximately $28,531, to apply against future taxable income. These losses will expire as follows: $62, $68, $360, $396, $12, $2,710, $24,507, and $416 in 2024, 2025, 2028, 2029, 2030, 2031, 2032 and 2033, respectively. Due to recent acquisitions, these loss carryforwards, and other tax credits, may be subject to certain limitations.
The Company and its subsidiaries have state net operating loss carryforwards of approximately $103,690 to apply against future state taxable income. These losses will expire as follows: $56, $62, $68, $3,187, $3,591, $4,058, $18,781, $47,490 and $26,397 in 2024, 2026, 2027, 2028, 2029, 2030, 2031, 2032 and 2033, respectively.
The Company and its subsidiaries have foreign net operating loss carryforwards of approximately $2,795 to apply against future taxable income. These losses will expire as follows: $59, $130, $554, $584, $327, $12 and $1,129 in 2014, 2028, 2029, 2030, 2031, 2032 and 2033, respectively.
With the exception of a deferred tax liability of $587 recorded on its German operations, the Company has not recorded deferred income taxes on the undistributed earnings of its foreign subsidiaries because of management’s intent to indefinitely reinvest such earnings. At November 30, 2013 the aggregate undistributed earnings of the foreign subsidiaries amounted to $21,420. Upon distribution of these earnings in the form of dividends or otherwise, the Company may be subject to U.S. income taxes and foreign withholding taxes. It is not practical, however, to estimate the amount of taxes that may be payable on the eventual remittance of these earnings.
The Company has foreign investment credits of approximately $72 as of November 30, 2013 and $204 as of November 31, 2012. These credits expire as follows: $72 in 2018.
The Company and its subsidiaries have research and development credits of approximately $240, and $148 as of November 30, 2013, and November 30, 2012, respectively which expire in 2031 and 2032. The Company also has foreign tax credits of approximately $nil, and $140 as of November 30, 2013, and November 30, 2012, which expire in 2021.
The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more-likely-than-not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

API Technologies Corp.
Notes to Consolidated Financial Statements
Dollar Amounts in Thousands, Except Per Share Data

For the years ended November 30, 2013 and November 30, 2012, the six months ended November 30, 2011 and year ended May 31, 2011, a reconciliation of beginning and ending unrecognized tax benefits is as follows:

Balance at May 31, 2011	—
Increases related to the Spectrum acquisition	248

Balance at November 30, 2011	$248
Decreases related to IRS audit resolution	(215)

Balance at November 30, 2012	$33
Increases related to Canadian tax filing matters	101

Balance at November 30, 2013	$134

The Company’s unrecognized tax benefits relate to certain U.S. tax credits and state income tax matters, as well as Canadian tax matters. As of November 30, 2013, the Company’s unrecognized tax benefits of approximately $134 would adversely affect the Company’s effective tax rate if recognized.
The Company records interest and penalties related to tax matters within other expense on the accompanying Consolidated Statement of Operations. These amounts are not material to the consolidated financial statements for the periods presented. The Company’s U.S. tax returns are subject to examination by federal and state taxing authorities. Generally, tax years 2007-2013 remain open to examination by the Internal Revenue Service or other tax jurisdictions to which the Company is subject. The Company’s Canadian tax returns are subject to examination by federal and provincial taxing authorities in Canada. Generally, tax years 2008-2013 remain open to examination by the Canadian Customs and Revenue Agency or other tax jurisdictions to which the Company is subject.
The Company did not file its July 31, 2011 U.S. tax return timely and filed a Private Letter Ruling to request the IRS to grant relief to allow the Company to file a consolidated U.S. tax return for its tax year ended July 31, 2011. During the second quarter of fiscal 2013, the Company received a favorable ruling, granting the Company’s request, allowing it to continue to file its U.S. tax return as a consolidated group. No liability had been recognized for this potential deconsolidation pending the final ruling by the IRS as the Company believed that it was more likely than not that the relief would be granted by the IRS. The Company promptly filed its tax return subsequent to receipt of the ruling.
16. SHAREHOLDERS’ EQUITY
On June 27, 2011, API entered into a Common Stock Purchase Agreement, by and among API and the purchasers (as defined therein), pursuant to which API issued 4,791,958 shares of its common stock in a private placement for a purchase price of $6.50 per share. API received aggregate gross proceeds of approximately $31,148 from the private placement. In connection with the private placement, API also issued 300,000 shares of common stock to certain purchasers in consideration for a backstop commitment provided by such purchasers.
On March 18, 2011, the Company entered into a Common Stock Purchase Agreement, by and among the Company and the Purchasers (as defined therein), pursuant to which the Company issued 17,589,855 shares of its common stock in a private placement for a purchase price of $6.00 per share.
On March 28, 2011, the Company issued to an officer of the Company as part of his appointment as President and Chief Operating Officer, 300,000 shares of API’s common stock of which 140,019 of these shares were reacquired through the withholding of shares to pay employee tax obligations upon the issuance of the shares.

API Technologies Corp.
Notes to Consolidated Financial Statements
Dollar Amounts in Thousands, Except Per Share Data

On January 31, 2011, the Company issued 1,216,667 shares of its common stock to the holders of the $3,650 convertible notes for a price equal to $3.00 per share upon conversion of the convertible notes.
On January 21, 2011, API acquired all of the equity of SenDEC, which included SenDEC’s electronics manufacturing operations and approximately $30,000 of cash, in exchange for the issuance of 22,000,000 API common shares to Vintage (see Note 4e).
On December 28, 2010, the Company filed a Certificate of Amendment of Amended and Restated Certificate of Incorporation, which effected a one-for-four reverse share split of the Company’s outstanding common shares. A one-for-four reverse share split was also effected for the exchangeable shares. All the references to number of shares, options and warrants presented in these financial statements have been adjusted to reflect the post-split number of shares.
On January 20, 2010 the Company agreed to issue 800,000 shares of API common stock payable as part of the compensation to Kuchera Defense Systems, Inc. (“KDS”), KII, Inc. (“KII”) and Kuchera Industries, LLC (“KI Industries” and collectively with KDS and KII, the “KGC Companies”) or their designees. 250,000 shares were issued and delivered at closing, 250,000 shares were to be issued and delivered on the first anniversary of the closing and 300,000 shares were to be issued and delivered on the second anniversary of the closing. The Company has issued 126,250 shares in escrow from the 550,000 shares remaining to be delivered. The API Pennsylvania Subsidiaries have claimed a right of set off against the escrowed shares under the asset purchase agreement with respect to claimed amounts due to the Company under the indemnification provisions of the asset purchase agreement. The unissued shares have been accounted for as common shares subscribed but not issued. In addition, on January 20, 2010 and January 22, 2010, we issued warrants to purchase an aggregate of 892,862 shares of common stock with an exercise price of $5.60 per share, which expire on January 20, 2015 and January 22, 2015.
In connection with the Plan of Arrangement that occurred on November 6, 2006, the Company was obligated to issue 2,354,505 shares of either API common stock or exchangeable shares of API Nanotronics Sub, Inc. in exchange for the API Electronics Group Corp. common shares previously outstanding. As of November 30, 2013, API is obligated to issue a remaining approximately 580,553 shares of its common stock under the Plan of Arrangement either directly for API common shares or in exchange for API Nanotronics Sub, Inc. exchangeable shares not held by API or its affiliates. There are 539,284 exchangeable shares outstanding (excluding exchangeable shares held by the Company). Exchangeable shares are substantially equivalent to our common shares.
On March 9, 2010, the Company’s Board of Directors authorized a program to repurchase approximately 10% of its common shares (approximately 831,250 shares) over the next 12 months. As of May 31, 2011, the Company repurchased and retired 137,728 of its common shares under this program for net outlay of approximately $716. In the fiscal year ended May 31, 2011, the Company repurchased approximately 35,544 shares for net outlay of approximately $148. The repurchase program expired on March 9, 2011.
The Company issued 15,000 and 1,340,477 options and RSUs during the years ended November 30, 2013 and November 30, 2012, respectively (Note 17). The Company issued 196,000 options and RSUs during the six months ended November 30, 2011 and 1,043,334 options during the year ended May 31, 2011, including 750,000 to SenDEC employees and consultants as part of the SenDEC Merger (Note 17). These option grants were valued using the Black-Scholes option-pricing model.

API Technologies Corp.
Notes to Consolidated Financial Statements
Dollar Amounts in Thousands, Except Per Share Data

17. SHARE-BASED COMPENSATION
On October 26, 2006, the Company adopted its 2006 Equity Incentive Plan (the “Equity Incentive Plan”), which was approved at the 2007 Annual Meeting of Stockholders of the Company. All the prior options issued by API were carried over to this plan under the provisions of the Plan of Arrangement. On October 22, 2009, the Company amended the Equity Incentive Plan to increase the number of shares of common stock under the plan from 1,250,000 to 2,125,000. On January 21, 2011, the Company amended the Equity Incentive Plan to further increase the number of shares of common stock under the plan from 2,125,000 to 5,875,000, and on June 3, 2011 amended the plan to permit the issuance of RSUs, which amendments were approved by the shareholders of the Company on November 4, 2011. Of the 5,875,000 shares authorized under the Equity Incentive Plan, 3,220,463 shares are available for issuance pursuant to options, RSUs, or stock as of November 30, 2013. Under the Company’s Equity Incentive Plan, incentive options and non-statutory options may have a term of up to ten years from the date of grant. The stock option exercise prices are equal to at least 100 percent of the fair market value of the underlying shares on the date the options are granted.
As of November 30, 2013, there was $443 of total unrecognized compensation related to non-vested stock options, which are not contingent upon attainment of certain milestones. For options with certain milestones necessary for vesting, the fair value is not calculated until the conditions become probable. The cost is expected to be recognized over the remaining periods of the options, which are expected to vest from 2014 to 2016.
During the years ended November 30, 2013 and 2012, the six months ended November 30, 2011 and year ended May 31, 2011, $928, $2,224, $173 and $3,504, respectively, has been recognized as share-based compensation expense in cost of revenues, selling expense, general and administrative expense and business acquisition and related charges.
The fair value of each option grant is estimated at the grant date using the Black-Scholes option-pricing model based on the assumptions detailed below:

	Year ended November 30, 2013	Year ended November 30, 2012	Six months ended November 30, 2011	Year ended May 31, 2011
Expected volatility	81.9%	89.5%	93.4%	97.4%
Expected dividends	—%	—%	—%	—%
Expected term	6 years	6 years	6 years	6 years
Risk-free rate	0.85%	0.91%	1.83%	1.93%

API Technologies Corp.
Notes to Consolidated Financial Statements
Dollar Amounts in Thousands, Except Per Share Data

The summary of the common stock options granted, cancelled, exchanged or exercised under the Plan:

	Shares	Weighted Average Exercise Price
Share Options outstanding—May 31, 2010	1,479,156	$5.71
Less forfeited	(236,491)	$5.00
Exercised	—	$—
Issued	1,043,334	$5.71
Share Options outstanding—May 31, 2011	2,285,999	$5.74
Less forfeited	(178,858)	$5.64
Exercised	(332,550)	$5.53
Issued	145,000	$6.86
Share Options outstanding—November 30, 2011	1,919,591	$5.72
Less forfeited	(526,985)	$5.02
Exercised	—	$—
Issued	1,025,000	$3.51
Share Options outstanding— November 30, 2012	2,417,606	$5.06
Less forfeited	(569,121)	$5.26
Exercised	—	$—
Issued	—	$—
Share Options outstanding—November 30, 2013	1,848,485	$4.98
Share Options exercisable—November 30, 2013	1,242,313	$5.52
The weighted average grant price of stock options granted during the years ended November 30, 2013 and 2012, the six months ended November 30, 2011 and year ended May 31, 2011 was $—, $3.51, $6.86, and $5.71, respectively.
Restricted stock unit activity under the 2006 Equity Compensation Plan is presented below:

	Units	Weighted Average Grant Date Fair Value
RSUs outstanding—May 31, 2011	—	$—
Issued	51,000	$6.43
RSUs outstanding—November 30, 2011	51,000	$6.43
Issued (a)	315,477	$3.61
Exercised-Stock issued	(227,477)	$3.56
RSUs outstanding—November 30, 2012	139,000	$4.43
Issued	15,000	$2.56
Exercised-Stock issued	(72,333)	$4.94
RSUs outstanding —November 30, 2013	81,667	$3.72
RSUs exercisable —November 30, 2013	—	$—

(a)	190,477 of the RSUs issued during the year ended November 30, 2012 were fully vested on the issuance date.

API Technologies Corp.
Notes to Consolidated Financial Statements
Dollar Amounts in Thousands, Except Per Share Data

RSUs and Options Outstanding					RSUs and Options Exercisable
Range of Exercise Price	Number of Outstanding at November 30, 2013	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Aggregate Intrinsic Value	Number Exercisable at November 30, 2013	Weighted Average Exercise Price	Aggregate Intrinsic Value
$0.00 – $ 3.55	854,998	$3.17	8.25	$539	263,319	$3.50	$79
$3.56 – $ 4.99	27,084	$3.56	6.90	$7	16,251	$3.56	$4
$5.00 – $ 6.99	1,030,984	$6.02	6.76	$—	945,651	$6.00	$—
$7.00 – $20.00	17,086	$11.85	3.98	$—	17,092	$11.85	$—
	1,930,152		7.40	$546	1,242,313		$83
The intrinsic value is calculated as the excess of the market value as of November 30, 2013 over the exercise price of the shares. The market value as of November 30, 2013 was $3.80 as reported by the NASDAQ Stock Market.
18. SUPPLEMENTAL CASH FLOW INFORMATION
Supplemental cash flow information for the period ended:

	(in thousands)
	Year ended Nov. 30, 2013	Year ended Nov. 30, 2012	Six months ended Nov. 30, 2011	Year ended May 31, 2011
(a) Supplemental Cash Flow Information
Cash paid for income taxes	$2,802	$759	$227	$3
Cash paid for interest	$13,488	$16,001	$6,093	$2,793
(b) Non cash transactions
Term loan issued in acquisition (note 4a)	$—	$2,700	$—	$—
19. EARNINGS (LOSS) PER SHARE OF COMMON STOCK
The following table sets forth the computation of weighted-average shares outstanding for calculating basic and diluted earnings per share (EPS):

	Year ended November 30,	Year ended November 30,	Six months ended November 30,	Year ended May 31,
	2013	2012	2011	2011
Weighted average shares-basic	55,405,764	55,314,263	53,790,766	20,657,757
Effect of dilutive securities	*	*	11,997	*
Weighted average shares—diluted	55,405,764	55,314,263	53,802,763	20,657,757

API Technologies Corp.
Notes to Consolidated Financial Statements
Dollar Amounts in Thousands, Except Per Share Data

Basic EPS and diluted EPS for the years ended November 30, 2013 and 2012, the six months ended November 30, 2011 and year ended May 31, 2011 have been computed by dividing the net income (loss) by the weighted average shares outstanding. The weighted average numbers of shares of common stock outstanding includes exchangeable shares and shares to be issued under the Plan of Arrangement.

*
Outstanding options and RSUs aggregating 1,970,591 incremental shares, and 955,362 warrants have been excluded from the November 30, 2011 computation of diluted EPS as they are anti-dilutive. All outstanding options aggregating 1,930,152 (2,556,606 - 2012) incremental shares, and 892,862 warrants have been excluded from the November 30, 2013 and 2012 computation of diluted EPS, respectively, and all outstanding options aggregating 2,285,999 incremental shares and 955,362 warrants have been excluded from the May 31, 2011 computation of diluted EPS, as they are anti-dilutive due to the losses generated in each respective year.

20. COMMITMENTS AND CONTINGENCIES

(a)	Rent
The following is a schedule by years of approximate future minimum rental payments under operating leases that have remaining non-cancelable lease terms in excess of one year as of November 30, 2013.

(in thousands)
2014	$3,941
2015	2,889
2016	2,493
2017	2,228
2018	1,637
Thereafter	2,235

Total	$15,423

The preceding data reflects existing leases at November 30, 2013, and does not include replacement upon the expiration. In the normal course of business, operating leases are normally renewed or replaced by other leases. Rent expense amounted to $3,364 and $3,647 for the years ended November 30, 2013 and 2012, $1,692 for the six months ended November 30, 2011 and $1,365 for the year ended May 31, 2011, respectively.

b)
On September 15, 2011, Currency, Inc., KII Inc., Kuchera Industries, LLC, William Kuchera and Ronald Kuchera (the “Plaintiffs”) filed a lawsuit against API and three API subsidiaries (the “API Pennsylvania Subsidiaries”) in the Court of Chancery of the State of Delaware in relation to the Asset Purchase Agreement by and among API, the API Pennsylvania Subsidiaries, the KGC Companies, William Kuchera, and Ronald Kuchera dated January 20, 2010. Plaintiffs’ complaint alleges claims for breach of contract and unjust enrichment based on their contention that API and the API Pennsylvania Subsidiaries violated the Agreement by failing to issue certain shares of stock to Plaintiffs and by failing to cooperate with Plaintiffs in the filing of a final general and administrative overhead rate with the Defense Contracting Audit Agency. API and the API Pennsylvania Subsidiaries filed an answer to the complaint denying all liability and a counterclaim for breach of contract against Plaintiffs. The final outcome and impact of this matter is subject to many variables, and cannot be predicted. Of the 550,000 shares that have not been delivered under the Asset Purchase Agreement, 126,250 were placed in escrow and the remaining 423,750 shares have been accounted for as common shares subscribed but not issued with a value of $2,373.

API Technologies Corp.
Notes to Consolidated Financial Statements
Dollar Amounts in Thousands, Except Per Share Data

c)
The Aster Group filed a lawsuit on November 24, 2010 against Spectrum, in Worcester Superior Court. The lawsuit arose out of a lease between Aster as landlord and Spectrum as tenant for a commercial property located at 165 Cedar Hill Street in Marlborough Massachusetts (the “Property”). This claim was settled on March 19, 2013.

d)
The Company did not file its July 31, 2011 U.S. tax return timely and filed a Private Letter Ruling to request the IRS to grant relief to allow the Company to file a consolidated U.S. tax return for its tax year ended July 31, 2011. A favorable ruling from the IRS was received during the fiscal quarter ended May 31, 2013, which allows the Company to file consolidated U.S. tax returns.

e)
The Company is also a party to lawsuits in the normal course of its business. Litigation can be unforeseeable, expensive, lengthy and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. An unfavorable resolution of a particular lawsuit could have a material adverse effect on the Company’s business, operating results, or financial condition.

In accordance with required guidance, the Company accrues for litigation matters when losses become probable and reasonably estimable. The Company has no recorded accrual relating to its outstanding legal matters as of November 30, 2013 (November 30, 2012—$1,076). As of the end of each applicable reporting period, or more frequently, as necessary, the Company reviews each outstanding matter and, where it is probable that a liability has been incurred, it accrues for all probable and reasonably estimable losses. Where the Company is able to reasonably estimate a range of losses with respect to such a matter, it records an accrual for the amount within the range that constitutes its best estimate. If the Company can reasonably estimate a range but no amount within the range appears to be a better estimate than any other, it will use the amount that is the low end of such range. Because of the uncertainty, the complexity and the many variables involved in litigation, the actual costs to the Company with respect to its legal matters may differ from our estimates, could result in a significant difference and could have a material adverse effect on the Company’s financial position, liquidity, or results of operations. If we determine that an additional loss in excess of our accrual is probable but not estimable, the Company will provide disclosure to that effect. The Company expenses legal costs as they are incurred.
21. RESTRUCTURING CHARGES RELATED TO CONSOLIDATION OF OPERATIONS
In accordance with accounting guidance for costs associated with asset exit or disposal activities, restructuring costs are recorded as incurred. Restructuring charges for employee workforce reductions are recorded upon employee notification.
a) Ottawa restructuring
In November 2013, the Company commenced the restructuring of its Ottawa, Ontario, Canada business (“Ottawa restructuring”), which included the movement of certain operations to its State College facility, in order to improve its profitability. The actions taken as part of the Ottawa restructuring are intended to realize synergies from our combined SSC operations, contain costs and streamline our operations. Elements of the Ottawa restructuring include management re-alignment, workforce reductions and write-downs and charges related to inventory, long-term leases and relocation costs. The Ottawa restructuring will be substantially completed by the end of the second quarter of fiscal 2014. As a result of the Ottawa restructuring, the Company will reduce its SSC workforce by approximately 4%, which represents approximately 3% of its global workforce.

API Technologies Corp.
Notes to Consolidated Financial Statements
Dollar Amounts in Thousands, Except Per Share Data

The Company has recorded $1,290 of salary and related charges for the Ottawa restructuring, which as at November 30, 2013 are included in accounts payable and accrued liabilities.
b) EMS restructuring
In June 2012, the Company announced the restructuring of its EMS business (“EMS restructuring”) in order to improve its profitability. The actions taken as part of the EMS restructuring are intended to realize synergies from our combined EMS operations, contain costs, reduce our exposure to low margin and unprofitable revenue streams within the EMS businesses, and streamline our operations. Elements of the EMS restructuring include management re-alignment, workforce reductions and write-downs and charges related to inventory, fixed assets, and long-term leases. The EMS restructuring was substantially completed by the end of fiscal 2012. As of November 30, 2012, the Company reduced its EMS workforce by approximately 10%, which represented approximately 2% of its global workforce.
During the period ending November 30, 2012, the Company incurred approximately $591 related to cash outlays, primarily due to employee separation expense. The majority of the non-cash charges are primarily related to the write-down of inventory related to the EMS product offerings, leasehold impairments and fixed asset impairments.
The following table summarizes the charges related to EMS restructuring activities by type of cost as of November 30, 2013:

EMS Restructuring (in thousands)
Salary and related charges	$591
Inventory write-down	7,401
Fixed asset impairment	865
Lease impairment	3,672

Accumulated restructuring charges at November 30, 2012	12,529
Cash payments	(591)
Non-cash charges	(9,273)

Balance-Lease impairment accrual, November 30, 2013	$2,665

c) 2010 restructuring
In 2010, the Company started a restructuring plan (“2010 Restructuring Plan”) to streamline operations. During the year ended November 30, 2013 restructuring expenses included legal charges, and workforce reductions and other expenses related to consolidating certain operations to its State College, P.A. facility and consolidating certain parts of its C-MAC operations. During the year ended November 30, 2012 restructuring expenses included charges of approximately i) $2,736 related to workforce reductions and other expenses related to consolidating certain parts of its microwave operations from Palm Bay, Florida to its owned facility in State College, P.A., consolidating certain parts of its operations in its leased facilities in Windber, P.A and Sterling, VA, and workforce reductions and other expenses in the United Kingdom, and ii) $2,437 related to workforce reductions and other expenses related to consolidating certain parts of its C-MAC operations. Management continues to evaluate whether other related assets have been impaired, and has concluded that there should be no additional impairment charges as of November 30, 2013.

API Technologies Corp.
Notes to Consolidated Financial Statements
Dollar Amounts in Thousands, Except Per Share Data

For the year ended November 30, 2013 and 2012, the six months ended November 30, 2011, and the year ended May 31, 2011, the following table represents the details of restructuring charges with respect to the 2010 Restructuring Plan:

	(in thousands)
	Year ended Nov. 30, 2013	Year ended Nov. 30, 2012	Six months ended Nov. 30, 2011	Year ended May 31, 2011
Opening balance	$210	$780	$460	$525
Restructuring charges	1,327	5,173	2,304	6,030
Accumulated restructuring charges	1,537	5,953	2,764	6,555
Cash payments	(1,537)	(5,743)	(1,984)	(5,681)
Non-cash charges	—	—	—	(414)
Ending Balance	$—	$210	$780	$460
22. SEGMENT INFORMATION
The Company follows the authoritative guidance on the required disclosures for segments which establish standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in financial reports. The guidance also establishes standards for related disclosures about products, geographic areas and major customers.
The authoritative accounting guidance uses a management approach for determining segments. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company’s reportable segments. Previously, the Company reported our segment information in two segments: Systems & Subsystems and Secure Systems & Information Assurance. To better highlight to investors its profitability and product offerings, beginning with the third quarter of fiscal 2012, the Company redefined its reportable operating segments based on the way in which the Chief Operating Decision Maker manages and evaluates the business. For this reason and consistent with authoritative guidance, the Company concluded that the EMS business should be reported as a separate segment, as this more closely aligns with its management organization and strategic direction. The Company also renamed the Systems & Subsystems segment to Systems, Subsystems & Components to more accurately describe the product offerings of this segment. There were no changes to the Secure Systems & Information Assurance segment. The Company’s operations are conducted in three principal business segments: Systems, Subsystems & Components (SSC), Secure Systems & Information Assurance (SSIA) and Electronic Manufacturing Services (EMS). The presentation of prior periods has been revised to conform to the new segments. Inter-segment sales are presented at their market value for disclosure purposes.

API Technologies Corp.
Notes to Consolidated Financial Statements
Dollar Amounts in Thousands, Except Per Share Data

Year ended November 30, 2013 (in thousands)	SSC	SSIA	EMS	Corporate	Inter Segment Eliminations	Total
Sales to external customers	$170,685	$18,300	$55,315	$—	$—	$244,300
Total revenue	170,685	18,300	55,315	—	—	244,300
Operating income before expenses below:	23,429	4,065	(346)	—	—	27,148
Corporate—head office expenses	—	—	—	8,075	—	8,075
Acquisition related charges	196	—	39	614	—	849
Restructuring	2,046	111	240	220	—	2,617
Depreciation and amortization	11,278	412	5,114	326	—	17,130
Other expense (income)	2,475	70	112	24,557	—	27,214
Income tax expense (benefit)	1,929	581	—	(7,845)	—	(5,335)
Income (loss) from continuing operations	$5,505	$2,891	$(5,851)	$(25,947)	$—	$(23,402)
Income from discontinued operations, net of tax	16,174	—	—	—	—	16,174
Net income (loss)	$21,679	$2,891	$(5,851)	$(25,947)	$—	$(7,228)
Segment assets—as at November 30, 2013	$249,363	$15,068	$34,741	$5,406	$—	$304,578
Goodwill included in assets—as at Nov. 30, 2013	$114,301	$—	$2,469	$—	$—	$116,770
Purchase of fixed assets, to November 30, 2013	$2,042	$64	$363	$4	$—	$2,473

Year ended November 30, 2012 (in thousands)	SSC	SSIA	EMS	Corporate	Inter Segment Eliminations	Total
Sales to external customers	$160,579	$22,502	$59,300	$—	$—	$242,381
Total revenue	160,579	22,502	59,300	—	—	242,381
Operating income before expenses below:	27,240	4,246	363	—	—	31,849
Corporate—head office expenses	—	—	—	7,739	—	7,739
Acquisition related charges	817	—	—	3,210	—	4,027
Restructuring	2,776	946	13,120	237	—	17,079
Depreciation and amortization	12,515	375	3,817	238	—	16,945
Goodwill impairment	20,387	—	87,108	—	—	107,495
Other expense (income)	3,641	19	117	28,929	—	32,706
Income tax expense (benefit)	(1,992)	556	10	(3,881)	—	(5,307)
Income (loss) from continuing operations	$(10,904)	$2,350	$(103,809)	$(36,472)	$—	$(148,835)
Income from discontinued operations, net of tax	132	—	—	—	—	132
Net income (loss)	$(10,772)	$2,350	$(103,809)	$(36,472)	$—	$(148,703)
Segment assets—as at November 30, 2012	$317,791	$13,496	$52,589	$8,839	$—	$392,715
Goodwill included in assets—as at Nov. 30, 2012	$114,301	$—	$2,469	$—	$—	$116,770
Purchase of fixed assets, to November 30, 2012	$1,014	$19	$106	$—	$—	$1,139

API Technologies Corp.
Notes to Consolidated Financial Statements
Dollar Amounts in Thousands, Except Per Share Data

Six months ended November 30, 2011 (in thousands)	SSC	SSIA	EMS	Corporate	Inter Segment Eliminations	Total
Sales to external customers	$71,504	$12,522	$40,291	$—	$—	$124,317
Total revenue	71,504	12,522	40,291	—	—	124,317
Operating income (loss) before expenses below:	12,497	1,948	1,822	—	—	16,267
Corporate—head office expenses	—	—	—	2,078	—	2,078
Corporate—acquisition related charges	—	—	—	638	—	638
Restructuring costs	365	458	631	304	—	1,758
Depreciation and amortization	5,387	176	2,241	13	—	7,817
Other expense (income)	700	43	(378)	7,926	—	8,291
Income tax expense (benefit)	(11,451)	400	3	61	—	(10,987)
Income (loss) from continuing operations	17,496	871	(675)	(11,020)	—	6,672
Income from discontinued operations, net of tax	1,212	—	—	—	—	1,212
Net income (loss)	$18,708	$871	$(675)	$(11,020)	$—	$7,884
Segment assets—as at November 30, 2011	$326,807	$15,604	$158,990	$5,046	$—	$506,447
Goodwill included in assets—as at Nov. 30, 2011	$120,689	$—	$89,444	$—	$—	$210,133
Purchase of fixed assets, to November 30, 2011	$756	$200	$250	$—	$—	$1,206

Year ended May 31, 2011 (in thousands)	SSC	SSIA	EMS	Corporate	Inter Segment Eliminations	Total
Sales to external customers	$14,624	$19,128	$62,293	$—	$—	$96,045
Total revenue	14,624	19,128	62,293	—	—	96,045
Operating income before expenses below:	(289)	(667)	3,912	—	—	2,956
Corporate—head office expenses	—	—	—	5,033	—	5,033
Corporate—acquisition related charges	—	—	—	12,798	—	12,798
Restructuring	43	442	2,336	1,712	—	4,533
Depreciation and amortization	393	418	1,453	105	—	2,369
Other expense (income)	(802)	62	466	5,156	—	4,882
Income tax expense (benefit)	(2,691)	—	11	—	—	(2,680)
Income (loss) from continuing operations	$2,768	$(1,589)	$(354)	$(24,804)	$—	$(23,979)
Loss from discontinued operations, net of tax	(2,238)	—	—	—	—	(2,238)
Net income (loss)	$530	$(1,589)	$(354)	$(24,804)	$—	$(26,217)
Segment assets—as at May 31, 2011	$7,565	$11,083	$150,696	$103,828	$—	$273,172
Goodwill included in assets—as at May 31, 2011	$1,141	$—	$89,160	$—	$—	$90,301
Purchase of fixed assets, to May 31, 2011	$235	$647	$901	$72	$—	$1,855

API Technologies Corp.
Notes to Consolidated Financial Statements
Dollar Amounts in Thousands, Except Per Share Data

The Company has operations in the United States, United Kingdom, Canada, Mexico, China and Germany. Revenues are attributed to geographic regions based upon the location of the customer. The geographic distribution of sales is as follows:

	(in thousands)
	Year ended November 30, 2013	Year ended November 30, 2012	Six months ended November 30, 2011	Year ended May 31, 2011
Revenues
United States	$177,057	$185,564	$101,499	$80,444
United Kingdom	23,503	22,832	6,047	6,267
Canada	9,188	9,286	3,195	7,334
China	3,834	7,257	1,897	—
Germany	5,002	4,067	1,606	—
All other countries	25,716	13,375	10,073	2,000
Total	$244,300	$242,381	$124,317	$96,045
The geographic distribution of long-lived assets is as follows at November 30:

	(in thousands)
	2013	2012
Long-lived assets (in thousands)
United States	$25,369	$30,905
United Kingdom	9,121	8,878
Canada	452	642
Mexico	29	48
China	398	485
Germany	12	17
Total	$35,381	$40,975
23. 401(K) PLAN
The Company has adopted a 401(k) deferred compensation arrangement. Under the provision of the plan, the Company was required to match 50% of the first 5% deferred contributions for certain employee contributions. The employer match was suspended effective March 11, 2013 and subsequent to year end will be reinstated effective April 2014.
Employees may contribute up to a maximum of 100% of eligible compensation. During the years ended November 30, 2013 and 2012, the six months ended November 30, 2011 and the year ended May 31, 2011, the Company incurred $297, $1,086, $436, and $484, respectively, as its obligation under the terms of the plan, charged to general and administrative expense.

API Technologies Corp.
Notes to Consolidated Financial Statements
Dollar Amounts in Thousands, Except Per Share Data

24. TRANSITION PERIOD COMPARABLE INFORMATION
On June 3, 2011, our Board of Directors approved a change in our fiscal year end from May 31 to November 30, with the change to the reporting cycle beginning December 1, 2011. The comparable amounts for the year ended November 30, 2011 (unaudited) and the six months ended November 30, 2010 (unaudited), are as follows:
Operating Information:

	(in thousands)
	For the Year Ended Nov. 30, 2012	For the Year Ended Nov. 30, 2011 (Unaudited)	For the Six Months Ended Nov. 30, 2011	For the Six Months Ended Nov. 30, 2010 (Unaudited)
Revenue, net	$242,381	$172,499	$124,317	$47,862
Cost of revenues
Cost of revenues	186,209	135,455	94,702	36,785
Restructuring charges (note 21)	9,742	1,289	130	572
Total cost of revenues	195,951	136,744	94,832	37,357
Gross profit	46,430	35,755	29,485	10,505
Operating expenses
General and administrative	24,957	20,165	11,478	6,811
Selling expenses	14,440	10,734	7,169	2,003
Research and development	9,610	5,547	4,596	935
Business acquisition and related charges	4,027	13,436	638	—
Restructuring charges (note 21)	7,337	3,521	1,628	909
	60,371	53,403	25,509	10,658
Operating income (loss)	(13,941)	(17,648)	3,976	(153)
Other expense (income), net
Goodwill impairment	107,495	—	—	—
Interest expense, net	16,209	7,736	6,987	2,021
Amortization of note discounts and deferred financing costs	15,684	3,957	1,125	510
Other expense (income), net	813	(220)	179	(833)
	140,201	11,473	8,291	1,698
Loss from continuing operations before income taxes	(154,142)	(29,121)	(4,315)	(1,851)
(Benefit) expense for income taxes	(5,307)	(13,677)	(10,987)	10
Income (loss) from continuing operations	(148,835)	(15,444)	6,672	(1,861)
Income (loss) from discontinued operations, net of income taxes	132	(1,884)	1,212	858
Net income (loss)	$(148,703)	$(17,328)	$7,884	$(1,003)
Income (loss) per share from continuing operations—Basic and diluted	$(2.69)	$(0.36)	$0.13	$(0.21)
Income per share from discontinued operations—Basic and diluted	$—	$(0.04)	$0.02	$0.10
Net income (loss) per share—Basic and diluted	$(2.69)	$(0.40)	$0.15	$(0.11)
Weighted average shares outstanding
Basic	55,314,263	43,177,538	53,790,766	8,874,263
Diluted	55,314,263	43,177,538	53,802,763	9,274,197

API Technologies Corp.
Notes to Consolidated Financial Statements
Dollar Amounts in Thousands, Except Per Share Data

Cash Flows Information:

	(in thousands)
	For the Year Ended Nov. 30, 2012	For the Year Ended Nov. 30, 2011 (Unaudited)	For the Six Months Ended Nov. 30, 2011	For the Six Months Ended Nov. 30, 2010 (Unaudited)
Net Cash flows provided (used) by continuing activities	$2,818	$(7,644)	$(2,571)	$(3,606)
Net Cash flows provided by discontinued operations	6,158	(5,475)	966	5,491
Cash flows provided (used) by investing activities	(31,097)	(242,335)	(276,211)	566
Cash flows provided (used) by financing activities	26,973	265,304	185,267	(1,149)
Effect of exchange rate on cash and cash equivalents	(7)	331	(178)	(305)
Net change in cash and cash equivalents	$4,845	$10,181	$(92,727)	$997
25. INTERIM FINANCIAL INFORMATION (UNAUDITED)
The following is a summary of the Company’s selected quarterly financial data for the years ended November 30, 2013 and 2012, the six months ended November 30, 2011 and the year ended May 31, 2011:

	Three months ended				Year ended Nov. 30, 2013
	Feb. 28, 2013	May 31, 2013	Aug. 31, 2013	Nov. 30, 2013
Revenues	$58,304	$64,229	$62,630	$59,137	$244,300
Operating expenses	13,334	13,520	12,659	12,626	52,139
Operating income (loss)	(1,281)	1,097	2,315	(3,654)	(1,523)
Net income (loss)	$(14,426)	$7,473	$6,968	$(7,243)	$(7,228)
Basic earnings (loss) per share	$(0.26)	$0.13	$0.12	$(0.14)	$(0.15)
Diluted earnings (loss) per share	$(0.26)	$0.13	$0.12	$(0.14)	$(0.15)

	Three months ended				Year ended Nov. 30, 2012
	Feb. 28, 2012	May 31, 2012	Aug. 31, 2012	Nov. 30, 2012
Revenues	$61,984	$68,270	$58,759	$53,368	$242,381
Operating expenses	12,422	18,076	14,003	15,870	60,371
Operating income (loss)	3,128	(10,779)	(1,152)	(5,138)	(13,941)
Net income (loss)	$773	$(109,507)	$(27,666)	$(12,303)	$(148,703)
Basic earnings (loss) per share	$0.01	$(1.98)	$(0.50)	$(0.22)	$(2.69)
Diluted earnings (loss) per share	$0.01	$(1.98)	$(0.50)	$(0.22)	$(2.69)

API Technologies Corp.
Notes to Consolidated Financial Statements
Dollar Amounts in Thousands, Except Per Share Data

	Three months ended		Six months ended Nov. 30, 2011
	Aug. 31, 2011	Nov. 30, 2011
Revenues	$58,425	$65,892	$124,317
Operating expenses	13,598	11,911	25,509
Operating income (loss)	13	3,963	3,976
Net income (loss)	$10,372	$(2,488)	$7,884
Basic earnings (loss) per share	$0.20	$(0.05)	$0.15
Diluted earnings (loss) per share	$0.20	$(0.05)	$0.15

	Three months ended
	Aug. 31, 2010	Nov. 30, 2010	Feb. 28, 2011	May 31, 2011	Year ended May 31, 2011
Revenues	$25,197	$22,665	$23,139	$25,044	$96,045
Operating expenses	4,562	6,096	11,062	16,833	38,553
Operating income (loss)	605	(758)	(6,441)	(15,183)	(21,777)
Net income (loss)	$757	$(1,761)	$(10,547)	$(14,666)	$(26,217)
Basic earnings (loss) per share	$0.08	$(0.20)	$(0.83)	$(0.32)	$(1.27)
Diluted earnings (loss) per share	$0.08	$(0.20)	$(0.83)	$(0.32)	$(1.27)
26. SUBSEQUENT EVENTS
The Company has evaluated subsequent events through February 12, 2014, the date the financial statements were issued, and up to the time of filing of the financial statements with the Securities and Exchange Commission.
On December 31, 2013, the Company completed the sale and leaseback (the “Sale/Leaseback”) of the Company’s facility located in State College, Pennsylvania. The Company sold the facility to an unaffiliated third party for a purchase price of approximately $15,500 and will lease the property from the buyer for approximately $1,279 per year, subject to annual adjustments. The Company used $14,200 of the proceeds of the Sale/Leaseback to prepay a portion of its outstanding indebtedness under the Term Loan Agreement.

SCHEDULE II-VALUATION AND QUALIFYING ACCOUNTS
(Amounts in thousands)

	Year ended Nov. 30, 2013	Year ended Nov. 30, 2012	Six months ended Nov. 30, 2011	Year ended May 31, 2011
Allowance for doubtful accounts
Balance beginning of period	$609	$474	$173	$102
Charged to costs and expenses	302	(145)	(116)	180
Charged to other accounts (1)	—	280	417	50
Deductions (2)	(214)	—	—	(159)

Balance at end of period	$697	$609	$474	$173
Inventory obsolescence reserve
Balance beginning of period	$7,822	$9,731	$3,148	$3,295
Charged to costs and expenses	4,970	9,281	105	1,561
Charged to other accounts (1)	—	4,667	6,478	843
Deductions (3)	(221)	(15,857)	—	(2,551)

Balance at end of period	$12,571	$7,822	$9,731	$3,148

(1)	Provision primarily as a result of business acquisitions.

(2)	Uncollectible accounts written off, net of recoveries.

(3)	Obsolete inventory written off, net of recoveries.